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As filed with the Securities and Exchange Commission on January 22, 2002

Registration No. 333-76434

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)
(For co-registrants, please see Table of Other Registrants on the following page)

Delaware	5812	33-0193602
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4410 El Camino Real, Suite 201, Los Altos, CA 94022
(650) 949-6400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
 Patrick J. Kelvie
Vice President, Treasurer, Secretary and General Counsel
American Restaurant Group, Inc.
4410 El Camino Real, Suite 201, Los Altos, CA 94022
(650) 949-6400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to: Milbank, Tweed, Hadley & McCloy LLP 601 S. Figueroa Street, 30th Floor, Los Angeles, CA 90017 Attn: Kenneth J. Baronsky

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  /x/

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  / /

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF OTHER REGISTRANTS

Exact name of registrant as specified in its charter	State of incorporation or organization	I.R.S. Employer Identification No.	Primary standard industrial classification code number
ARG Enterprises, Inc.	California	94-1642296	5812
ARG Property Management Corporation	California	94-1724251	5812
ARG Terra, Inc.	Delaware	77-0547921	5812

c/o American Restaurant Group, Inc.
4410 El Camino Real, Suite 201
Los Altos, CA 94022
(650) 949-6400
(Address, including zip code, and telephone number, including area code, or each of the co-registrant's principal executive offices)

Patrick J. Kelvie
Vice President, Treasurer, Secretary and General Counsel
4410 El Camino Real, Suite 201
Los Altos, CA 94022
(650) 949-6400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street, 30th Floor
Los Angeles, CA 90017
Attn: Kenneth Baronsky

PROSPECTUS

$35,966,000
American Restaurant Group, Inc.
11 1/2% Senior Secured Notes due 2006

        Certain selling securityholders (the "Selling Securityholders") identified in this prospectus (this "Prospectus") may offer and sell up to $35,966,000 aggregate principal amount of 11 1/2% Senior Secured Notes due 2006 (the "Notes") of American Restaurant Group, Inc., a Delaware corporation (the "Company"). The following terms apply to the Notes as indicated. For more detailed information, see "Description of the Notes." The Selling Securityholders will receive all of the proceeds from the sale of the Notes. We will pay, among other expenses, certain underwriting discounts and selling commissions, if any, applicable to the sale of the Notes. We are not offering any Notes for sale under this Prospectus and we will not receive any proceeds from the sale of the Notes.

THE NOTES

        Maturity.    November 1, 2006.

        Interest Payments.    We will pay interest at an annual rate of 11 1/2%. We will make interest payments semi-annually, beginning May 1, 2002.

        Guarantees.    The Notes are fully and unconditionally guaranteed by certain of our subsidiaries.

        Optional Redemption.    On or after November 1, 2004 we will have the right to redeem all or some of the Notes in cash at a premium that will decrease ratably over time from 105.75% to 100% of the principal amount, plus accrued and unpaid interest and any applicable liquidated damages.

        Change of Control.    Upon the occurrence of a Change of Control (as defined), each holder of Notes will have the right to require us to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and any applicable liquidated damages.

        WE DO NOT INTEND TO LIST THE NOTES ON ANY SECURITIES EXCHANGE.

        INVESTING IN THE NOTES INVOLVES RISKS THAT THE COMPANY DESCRIBES IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9.

        THE SELLING SECURITYHOLDERS MAY SELL THE NOTES FROM TIME TO TIME DIRECTLY TO PURCHASERS OR THROUGH AGENTS IN ORDINARY BROKERAGE TRANSACTIONS, IN NEGOTIATED TRANSACTIONS OR OTHERWISE, AT PRICES THAT REPRESENT OR RELATE TO THEN-PREVAILING MARKET PRICES OR ARE NEGOTIATED. THE SELLING SECURITYHOLDERS RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THE OFFER OR SOLICITATIONS OF OFFERS MADE HEREBY WITHOUT NOTICE. THE SELLING SECURITYHOLDERS MAY REJECT ANY OFFER IN WHOLE OR IN PART. THE SELLING SECURITYHOLDERS AND ANY BROKER/DEALERS THAT PARTICIPATE IN THE DISTRIBUTION OF THE NOTES MAY BE DEEMED TO BE "UNDERWRITERS" AS DEFINED IN THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND AGENCY COMMISSIONS PAID BY SELLING SECURITYHOLDERS TO BROKER/DEALERS AS WELL AS PROFITS REALIZED BY SELLING SECURITYHOLDERS AND BROKER/DEALERS PURCHASING NOTES FOR THEIR OWN ACCOUNT MAY BE DEEMED UNDERWRITING DISCOUNTS OR COMMISSIONS UNDER THE ACT IN CONNECTION WITH THE SALE OF THE NOTES.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 24, 2002

TABLE OF CONTENTS

Forward-Looking Statements	i
Where You Can Find More Information	ii
Prospectus Summary	1
Risk Factors	9
Ratio of Earnings to Fixed Charges	16
Use of Proceeds	16
Capitalization	17
Selling Securityholders	18
Selected Financial and Operating Data	19
Management's Discussion and Analysis of Financial Conditions and Results of Operations	20
Business	25
Management	29
Principal Shareholders	32
Certain Relationships and Related Transactions	33
Description of Certain Indebtedness	34
Description of the Notes	36
Certain United States Federal Income Tax Considerations	60
Description of Capital Stock	63
Plan of Distribution	64
Legal Matters	65
Experts	65
Index to Consolidated Financial Statements	F-1

FORWARD-LOOKING STATEMENTS

        We make "forward-looking statements" throughout this Prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we state that we "believe," "expect" or "anticipate" an event will occur, and other similar statements), you should understand that our expectations may not be correct, although we believe they are reasonable. We do not guarantee that the transactions and events described in this Prospectus will happen as described or that any positive trends noted in the Prospectus will continue. The forward-looking information contained in this Prospectus, including the documents incorporated by reference in this Prospectus, is generally located under the headings "Prospectus Summary," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon management's current beliefs or estimates of future results or trends.

        Forward-looking statements regarding management's present plans or expectations for new product offerings, capital expenditures, sales-building, integration of operations and cost-saving strategies, advertising expenditures, or disposition of impaired assets, involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding management's present expectations for operating results involve risks and uncertainties relative to these and other factors, such as advertising effectiveness and the ability to achieve cost reductions (and other factors discussed under "Risk Factors" or elsewhere in this Prospectus), which also would cause actual results to differ from present plans. Such differences could be material.

i

        You should read this Prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 relating to the Notes offered hereby (together with all amendments and exhibits, referred to as the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information relating to us and the Notes offered by this Prospectus, you should review the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of its terms and conditions.

        We file annual, quarterly and special reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Midwest Regional Office of the SEC at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet World Wide Web Site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov.

        You can obtain a copy of any or all of these documents, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) through us without charge, upon the written or oral request of such person. Requests for such copies should be directed to the General Counsel of the Company at its principal executive offices, which are located at 4410 El Camino Real, Suite 201, Los Altos, California 94022; telephone number (650) 949-6400.

ii

PROSPECTUS SUMMARY

        This summary may not contain all of the information that is important to you. We encourage you to read this entire Prospectus, including the risk factors, historical and pro forma financial data and the accompanying notes and forecasts, as well as our periodic reports filed with the SEC, before making an investment decision. Any references to "the Company," "we," "us," or "our" shall refer to American Restaurant Group, Inc. and our subsidiaries. Our financial information is reported on a fiscal-year basis, which for each of the years had 52 weeks, except for the fiscal year ended December 30, 1996, which had 53 weeks. "LTM" or the "LTM Period" shall mean the 12-month period ended September 24, 2001.

THE COMPANY

Overview

        We operate one of the strongest steakhouse brands in the western United States through our Stuart Anderson's Black Angus and Stuart Anderson's Cattle Company restaurants (collectively, "Black Angus"). The Black Angus concept was created in 1964 and has expanded to 105 restaurants as of September 24, 2001. Black Angus operates as a full-service restaurant featuring steak and prime rib, chicken and seafood entrees. Through high-quality food offerings, friendly staff and authentic Western atmosphere and décor, Black Angus has built a loyal customer base and a strong brand name. In its 2001 "Choice in Chains" survey, Restaurants and Institutions magazine ranked Black Angus the #3 restaurant chain in the United States. In addition, the magazine ranked Black Angus the #1 or #2 steakhouse in the United States each year for the past 7 years. Our EBITDA has increased from $26.1 million in 1998 to $30.4 million in the LTM Period.

        We previously operated various restaurant chains. However, in June 2000, we sold our non-Black Angus concepts, which included Grandy's, Spoons, Spectrum, and National Sports Grill. We believe that the sale of these non-core concepts has allowed us to focus on our Black Angus restaurants, emphasizing continued margin enhancement, new restaurant growth and customer satisfaction. In addition, we have eliminated our exposure to the risks associated with operating our less profitable concepts and the capital requirements that resulted from the declining operations at Grandy's.

Business Strengths

        Dominant Steakhouse Brand in Western United States.    Black Angus has developed significant brand equity in its core markets during its 37-year history. Over the last 12 years, we have continued to enhance our brand awareness through our proven television advertising campaigns. As a result of the positive customer feedback to the execution of our concept, Restaurants & Institutions magazine "Choice in Chains" survey has ranked Black Angus the #1 or #2 steakhouse in the U.S. each year for the past 7 years.

        Well Positioned in Market Segment.    We serve the casual, mid-priced range of the steakhouse segment. We believe this niche within the steakhouse segment has the broadest market appeal. We compete favorably with formal, high-priced steakhouses with respect to price and with budget-conscious lower-end steakhouses with respect to quality. As a result, we believe that the Black Angus concept is well positioned to react favorably to fluctuations in the economy.

        Favorable Industry Trends.    We believe our business will continue to prosper from favorable trends in the steakhouse industry. Industry reports demonstrate that per capita beef expenditures by Americans increased from $187.0 in 1997 to $213.0 in 2000, representing a 4.4% compound annual growth rate. The steakhouse industry, in particular, fared even better over the same time period with total industry revenues climbing from approximately $3.1 billion in 1997 compared to $4.4 billion in 2000, representing a 12.4% compound annual growth rate. As a result, we believe that people are shifting their beef consumption outside of the home. Furthermore, the number of two-income households and number of meals eaten away from the home have continued to increase over this same time period. We believe that these industry trends coupled with the broad customer appeal that comes with being an "upper middle-tier" price-point steakhouse offer us a tremendous opportunity to expand our Black Angus concept through new restaurant openings.

        Highly Experienced Management Team and Lead Investor.    We employ a highly experienced management team at all levels of the organization. Our executive management has an average of over 20 years of experience in the restaurant/foodservice industry. Our Chief Executive Officer and President, Ralph Roberts, has been with us for 15 years and has over 30 years of experience in the restaurant industry. In addition, our district and restaurant managers have an average of 15 and 8 years of restaurant experience, respectively. In 1998, we raised $35 million of equity capital led by Trust Company of the West ("TCW"), which, together with certain of its affiliates, has a significant investment in us, including 24.6% of our common equity on a fully diluted basis. Affiliates of TCW have two designated members on our board of directors.

Business Strategy

        Focus on Concept Execution to Increase Customer Satisfaction.    We are focused on increasing our customers' satisfaction and enjoyment with each visit to our restaurants. We provide our restaurant managers and staff with customer-service training on a regular basis, which, along with our managers' long-term experience in the restaurant industry, helps us to achieve these goals. We supplement employee training with mystery shopper visits that have been tailored to promote service and business sales goals. Restaurant and district managers are provided with next-day feedback on their restaurant's performance. In addition, our managers' incentive compensation is subject to their mystery-shopper scores. Other examples of steps we have taken to ensure customer satisfaction include limiting our wait staff to serving four dining tables, researching and testing of new menus and menu items to stay current with changing consumer tastes, and hand-cutting of steaks in the restaurants to ensure the highest quality of food freshness and taste.

        Strengthen Operating Margins.    We continuously monitor our costs and look for ways to increase our operating margins. During April and May 2001, we implemented an energy management program companywide to offset increased gas and electric costs. In July 2001, we began to see the impact of these programs, saving over $42,000, or $0.5 million on an annualized basis, in that month as compared with July 2000. This amounted to a 7% reduction in energy consumption with 74% of our restaurants showing lower usage. In March 2001, we reached an agreement with Marriott Distribution Services, Inc. to provide exclusive distribution to our restaurants for virtually all of our food items. We expect to achieve approximately $1.0 million in annual food cost savings as a result of this arrangement. In addition to the implementation of these initiatives, we have adopted procedures at each restaurant to provide for enhanced cost-control monitoring. Examples of these procedures include 1) tracking high and low customer-traffic periods to determine optimal employee scheduling, forecasting costs associated with these schedules and comparing these costs to budget, and 2) performing food, beverage and supplies audits, which tie the costs of these items to customer traffic at each restaurant. We believe these procedures will assist our restaurant managers in achieving their budgeted profitability by improving their ability to track and forecast their near-term costs.

        Increase Sales through Proven Television Advertising.    We will continue to leverage our proven advertising campaigns together with our strong brand name to increase sales at our restaurants. Our television advertising campaign consists of television commercials that promote various meal combinations and brand development. These advertisements are generally not discount based and are focused on increasing the average check or selling higher-margin menu items. We have successfully executed our television advertising programs for 12 years and we have historically achieved an average 20% increase in promoted items during the promotion period. We run five promotional flights per year that cover 20 media weeks in all of our major markets with the objective of reaching 85% of our target market over eight times per flight. We believe our television advertising campaigns have been successful, even in the current economic environment, because we incorporate direct product promotions in our commercials, unlike many of our competitors. This allows us to communicate with consumers on a weekly basis and quickly adjust our offerings along with changing consumer tastes.

        Increase Sales Through Product Promotions in our Restaurants.    We intend to continue to use in-restaurant product promotions to increase our average check and sell higher-margin menu items. Specifically, we use "table tents" and "menu rolls," small graphic advertisements standing upright on each table, to promote various appetizers, desserts, and/or specialty drinks. We also promote specialty menu items through menu inserts that are changed regularly and through suggestive selling by our wait staff. These product promotions encourage our customers to purchase 1) additional food and beverages, 2) more expensive menu items and 3) higher-margin items. For the nine months ended September 25, 2000 compared with the nine months ended September 24, 2001, our average checks for lunch and dinner at base stores increased by 1.5% and 4.4%, respectively.

        Open New Restaurants.    Due to our dominance in our core markets, we have a unique opportunity to leverage our brand and open new restaurants near our existing markets. Notwithstanding our capital constraints prior to the sale of the non-Black Angus concepts in 2000, we successfully opened 12 new restaurants during the last four years. Due to historical favorable per-unit economics, we intend to open approximately five new restaurants per year near our existing markets. We employ rigorous selection criteria when we select new sites. For example, we seek to open restaurants in well-traveled, highly visible areas near retail and commercial businesses where we can leverage our existing brand name recognition and achieve economies of scale in advertising.

The Refinancing

        On October 31, 2001, we completed a debt financing (the "Debt Financing") pursuant to which we issued $30 million face value amount of 11 1/2% Senior Secured Notes due 2006 (the "Financing Notes"), the net proceeds from which we used to refinance existing indebtedness, to pay the accrued and unpaid interest with respect to our 11 1/2% Senior Secured Notes due 2003 (the "Old Notes"), and to use for general corporate purposes. On October 1, 2001, we commenced an offer to exchange (the "Debt Exchange") all of our outstanding Old Notes for up to $131.7 million face value amount of 11 1/2% Senior Secured Notes due 2006 (the "Exchange Notes" and together with the Financing Notes, the "Notes"). In connection with the Debt Exchange, we also solicited consents to amend the Old Notes to: 1) permit the issuance of the Notes; 2) eliminate the benefit of the Old Notes' collateral and certain restrictive covenants and default provisions with respect to any Old Notes remaining after the consummation of the exchange offer; and 3) solicit consents to amend the terms of the Old Notes on a future date to provide for terms that are substantially similar terms as the Notes at the Company's option with consent of the holders affected.

        The principal elements of the refinancing (the "Refinancing") were the following:

  (1)
  the issuance of the Notes;

  (2)
  the exchange of the Old Notes (approximately $124 million aggregate principal amount of Old Notes were exchanged for approximately $132 million aggregate principal amount of Exchange Notes) (the Old Notes held by one holder were not able to be physically exchanged in the Debt Exchange; these Old Notes were cancelled and Notes were issued to that holder);

  (3)
  the consent of the holders of our outstanding Senior Pay-in-Kind Preferred Stock (the "Preferred Stock"): to amend the terms of the Preferred Stock to provide that if we do not redeem the Preferred Stock for cash on August 15, 2003 in accordance with its terms, then the Preferred Stock will automatically be redeemed for shares of our common stock at that time and all the rights of the Preferred Stock will terminate, including any rights of acceleration; to eliminate provisions that allow the holders to exchange Preferred Stock for new subordinate debt, and to amend the covenants therein so that they are substantially similar to the covenants under the Notes; and

  (4)
  the consent of the lender under our Senior Credit Facility to permit the issuance of the Notes and any other aspects of the Refinancing requiring said lender's consent.

        We amended our Senior Credit Facility to extend its maturity. The amendment to the Senior Credit Facility was not a condition to the consummation of the Refinancing.

Selling Securityholders

        The Selling Securityholders consist of TCW Shared Opportunity Fund II, L.P., TCW Shared Opportunity Fund IIB LLC, TCW Shared Opportunities Fund III, L.P., TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P. and TCW Leveraged Income Trust IV, L.P. See "Selling Securityholders." As of the date of this Prospectus, the Selling Securityholders held $35,966,000 aggregate principal amount of the Notes. The Selling Securityholders may sell the Notes from time to time directly to purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at prices that represent or relate to then-prevailing market prices or are negotiated. The Selling Securityholders reserve the right to withdraw, cancel or modify the offer or solicitation of offers made hereby without notice. The Selling Securityholders may reject any offer in whole or in part. See "Plan of Distribution."

        Our principal offices are located at 4410 El Camino Real, Suite 201, Los Altos, CA 94022, (650) 949-6400.

The Offering

        The Notes may be offered by certain Selling Securityholders of American Restaurant Group, Inc.

Issuer	American Restaurant Group, Inc., a Delaware corporation.
Securities Offered	$35,966,000 principal amount of 11 1/2% Senior Secured Notes due 2006 (the "Notes").
Use of Proceeds	We will not receive any proceeds from the sale of the Notes offered by this Prospectus by the Selling Securityholders. See "Use of Proceeds."
Maturity Date	November 1, 2006.
Guarantees
The Notes are fully and unconditionally guaranteed by each of our current and future Restricted Subsidiaries (as defined) (collectively, the "Guarantors"), jointly and severally (subject to insolvency and fraudulent conveyance limitations). See "Description of the Notes—Guarantors."
Interest Rate and Payment Dates
We will pay an annual rate of interest equal to 11 1/2%. Interest and liquidated damages, if any, on the Notes will be payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 2002.
Security Interest
The Notes and the Guarantees, together with the New Credit Facility and any Eligible Credit Facility, will be secured, subject to the Intercreditor Agreement, by a first-priority security interest in a portion of the owned or leased real property, a substantial portion of the owned personal property and substantially all of our accounts receivable and those of our Restricted Subsidiaries, a pledge of all of the capital stock of our Restricted Subsidiaries, and proceeds of the foregoing (the "Collateral"). See "Risk Factors—The Collateral securing the Notes may be insufficient or unavailable in the event of a default," "Description of the Notes—Collateral" and "Description of Certain Indebtedness—Intercreditor Agreement and Collateral Documents."
Ranking
The Notes will be our senior secured obligations and rank senior in right of payment to all of our subordinated indebtedness, and equal in right of payment with all of our senior indebtedness. However, pursuant to the Intercreditor Agreement, proceeds from the sale of Collateral will be used first to satisfy the obligations under our New Credit Facility and any Eligible Credit Facility and, thereafter, the Notes. In addition, the Notes will be effectively subordinated to any other indebtedness of the Company secured by assets other than the Collateral to the extent of the assets that secure such indebtedness. See "Description of the Notes—Collateral" and "Description of the Notes—Certain Covenants" and "Description of Certain Indebtedness—Intercreditor Agreement and Collateral Documents."

Optional Redemption
	We may not redeem any Notes prior to November 1, 2004, except under the limited circumstances described below. On or after November 1, 2004, all or some of the Notes may be redeemable at our option at the following premiums, plus accrued and unpaid interest and liquidated damages, if any:
	For the Period Below	Percentage
	On or after November 1, 2004	105.750%
	November 1, 2005 and thereafter	100.000%

	Prior to November 1, 2004, we may also redeem up to 35% of the original principal amount of the Notes at a price of 111.500%, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption, (i) with certain of the proceeds realized by us from the sale of any equity offering or (ii) after the consummation of any merger with another corporation whose common stock, after the consummation of such transaction, is admitted for quotation on the Nasdaq National Market (or any successor thereto) or listed on a national securities exchange.
Change of Control	If we experience a Change of Control, the holders of the Notes will have the right to sell us their Notes at 101% of their face amount, plus accrued and unpaid interest and liquidated damages, if any.
Asset Sale Proceeds
	If we do not reinvest cash proceeds from the sale of assets in our business, we may have to use such proceeds to offer to buy a portion of the Notes at 101% of their face amount, plus accrued and unpaid interest and liquidated damages, if any.
Certain Indenture Provisions
	The indenture governing the Notes (the "Indenture") will limit our ability to: (i) incur additional indebtedness; (ii) pay dividends, redeem our stock or make other distributions; (iii) issue stock of subsidiaries; (iv) make certain investments; (v) create liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; and (viii) transfer or sell assets. These covenants are subject to a number of important exceptions.
Certain United States Federal Income Tax Considerations	For a discussion of certain United States federal income tax considerations of the Offering, see "Certain United States Federal Income Tax Considerations."

        For more information about the Notes, see "Description of the Notes."

Risk Factors

        Before making an investment, you should consider carefully the information included in the "Risk Factors" section, as well as all other information in this Prospectus.

Summary Historical and Pro Forma Financial and Operating Data

        The following table sets forth our summary historical and pro forma financial and operating data. The statement of operations data for each of the years ended December 28, 1998, December 27, 1999 and December 25, 2000 are derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The statement of operations data for the twelve months ended September 24, 2001 (the "LTM Period") are derived from our unaudited financial statements. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto appearing elsewhere in the Prospectus.

	Year Ended			LTM Period
	December 28, 1998	December 27, 1999	December 25, 2000	September 24, 2001
	(dollars in thousands)
Statement of Operations:
Revenues	$265,536	$263,561	$299,822	$300,063
Restaurant costs	237,808	235,653	265,432	267,671
General and administrative expenses	11,780	11,975	11,108	10,646
Operating income(1)	15,948	15,933	23,282	21,746
Ratio of Earnings to Fixed Charges(2)	—	—	1.19	1.21
Deficiency in Earnings to cover Fixed Charges(2)	(4,537)	(4,046)	—	—
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(3)	—	—	—	—
Deficiency in Earnings to cover Fixed Charges and Preferred Stock Dividends(3)	(6,537)	(8,629)	(4,310)	(3,340)
Other Financial Data:
EBITDAR(1)(4)(5)	41,279	40,789	49,486	49,068
EBITDA(1)(4)(5)	26,063	25,329	32,836	31,426
Cash Flows provided by (used in):
Operating Activities	(28,113)	14,368	18,835	12,081
Investing Activities	(4,153)	(8,396)	(8,608)	(3,389)
Financing Activities	12,295	(27)	88	3,890
Discontinued Operations	23,163	(5,617)	(10,099)	(22,999)
Depreciation and amortization	10,115	9,396	9,554	8,680
Capital expenditures	7,896	6,248	7,872	3,310
Restaurant Data(6):
Steakhouses (end of period)	101	102	105	105
Same-store sales % increase(7)	3.3%	0.9%	11.4%	6.1%
Pro Forma Credit Statistics(5)(8)(9):
EBITDA/Interest expense				1.3	x
Net debt/EBITDA(10)				6.1	x

	As of September 24, 2001
	Actual	Pro Forma(11)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,850	$6,940
Net property, plant, and equipment	50,747	50,747
Total assets	82,785	87,126
Total debt	150,984	164,237	(12)
Preferred stock	56,029	56,029
Total shareholders' deficit	(158,185)	(163,681)	(9)

(1)
Excludes non-cash charges for the impairment of long-lived assets of approximately $0.1 million and $0.5 million in 1998 and 1999, respectively.

(2)
For the purposes of determining the ratio (or deficiency) of earnings to cover fixed charges, earnings consists of pretax income from continuing operations and fixed charges. Fixed charges consist of interest on indebtedness and capitalized expenses related to indebtedness.

(3)
The ratio (or deficiency) of earnings to fixed charges and preferred stock dividends are the same as the ratio of earnings to fixed charges even though the Company has and intends to continue to pay such dividends by issuing additional shares of Preferred Stock.

(4)
EBITDA is net income before income taxes, the effect of discontinued operations, extraordinary gain/loss, interest expense and depreciation and amortization. EBITDAR is EBITDA plus rent expense. EBITDA and EBITDAR should not be considered as alternatives to, or more meaningful than, income before income taxes, cash flow from operating activities or other traditional indicators of operating performance. Rather, EBITDA and EBITDAR are presented because they are widely accepted supplemental financial measures that we believe provide relevant and useful information. See definition of "Consolidated EBITDA" under "Description of Notes—Certain Definitions." Our calculation of EBITDA and EBITDAR may not be comparable to similarly titled measures reported by other companies, because all companies do not calculate these non-GAAP measures in the same manner.

(5)
Excludes a $1.0 million total non-cash adjustment recorded in the second and third quarters of 2001 for revising the Company's estimate of unredeemed gift certificates.

(6)
Includes Black Angus restaurants only.

(7)
"Same-stores" are restaurants that have been open for a full fiscal year and have been open for the entire period in both comparative periods.

(8)
Gives effect to the consummation of the Refinancing as if these activities had occurred on September 26, 2000 excluding the non-cash accretion of the debt discount of approximately $1.9 million per year arising from the Refinancing.

(9)
Reflects a charge of $5.5 million for fees and expenses not capitalized as a result of the transaction but which will be recognized by the Company in its results of operations for the fourteen weeks ending December 31, 2001 See note 9 to the accompanying financial statements.

(10)
Net debt is total debt less cash and cash equivalents.

(11)
As adjusted to give effect to the consummation of the Refinancing assuming interest on the Existing Notes is paid through the Closing Date.

(12)
Reflects the principal amount of the Notes less an unamortized debt discount of approximately $9.3 million.

RISK FACTORS

        An investment in the Notes involves a high degree of risk. Prospective purchasers of the offered Notes should consider carefully the following risk factors, in addition to the other information set forth in this Prospectus before purchasing any Notes.

Risks Relating to the Notes

We have a substantial amount of debt, which could impair our ability to make principal and interest payments on the Notes.

        As a result of the Financing, we have a substantial amount of debt and are highly leveraged. If the Refinancing had been completed on September 24, 2001,

  •
  Our total debt outstanding including the unamortized debt discount would have been $173.6 million.

  •
  Our total shareholders' deficit would have been $163.7 million.

  •
  Our ratio of Net debt-to-EBITDA would have been 6.1x for the LTM Period.

  •
  Our EBITDA-to-Cash Interest expense would have been 1.3x for the LTM Period.

        We may, subject to certain restrictions in the Indenture and the New Credit Facility and any Eligible Credit Facility, be able to incur substantial additional indebtedness in the future. Our high level of debt could have important consequences to you, including the following:

  •
  making it difficult for us to make payments on the Notes;

  •
  limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

  •
  increasing our vulnerability to downturns in our business or the economy generally;

  •
  limiting our ability to withstand competitive pressures from our less-leveraged competitors; and

  •
  having a material adverse effect on us if we fail to comply with the covenants in the Indenture or our New Credit Facility or any Eligible Credit Facility, because a failure could result in an event of default that, if not cured or waived, could result in all of our indebtedness becoming immediately due and payable.

        We urge you to consider the information under "Capitalization," "Prospectus Summary—Summary Historical and Pro Forma Financial and Operating Data," "Description of the Notes" and "Description of Certain Indebtedness—New Credit Facility" for more information on these matters.

We may not be able to generate sufficient cash flow to meet our debt service requirements and lease obligations due to events that are beyond our control.

        Economic, financial, competitive, legislative, regulatory and other factors beyond our control could affect our ability to generate cash flow from operations to meet our debt service requirements, lease obligations and other commitments and to fund necessary working capital. We have had significant rent expenses. Our aggregate rent expense for the LTM Period was approximately $17.6 million. In addition, as is common in the restaurant industry, we operate with a working-capital deficit, which as of September 24, 2001 was approximately $20.1 million. A significant reduction in operating cash flow would likely increase the need for alternative sources of liquidity. If we are unable to generate sufficient cash flow to make payments on the Notes or our other debt, we will have to pursue one or more alternatives, such as reducing or delaying capital expenditures, refinancing the Notes or other debt, selling assets or raising equity. We cannot assure you that any of these alternatives could be accomplished on satisfactory terms or that they would yield sufficient funds to retire our debt. In addition, our ability to make payments on the Notes will depend upon the operating cash flows of our subsidiaries and the payment of funds by those subsidiaries to us in the form of loans, dividends or otherwise.

        We urge you to consider the information under "Capitalization," "Prospectus Summary—Summary Historical and Pro Forma Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Description of the Notes" for more information on these matters.

The Collateral securing the Notes may be insufficient or unavailable in the event of a default.

        The Collateral securing the Notes also secures the obligations under the Senior Credit Facility and would secure obligations under any Eligible Credit Facility. Pursuant to an agreement with the lenders under the New Credit Facility, proceeds from the sale of the Collateral will be paid first to satisfy obligations under the New Credit Facility, any Eligible Credit Facility and, thereafter, the Notes. In addition, the Notes will be effectively subordinated to all our other indebtedness secured by assets other than the Collateral to the extent of the assets that secure such other indebtedness, including any future equipment financing or purchase money indebtedness. On a pro forma basis after giving effect to the Refinancing, we would have had approximately $8.4 million of secured indebtedness other than the Notes and the Senior Credit Facility. Except in limited circumstances, the lenders under our New Credit Facility direct the Collateral Agent with respect to the disposal of Collateral. There can be no assurance that such Collateral will be disposed of in the best interests of the holders of the Notes. Moreover, if a bankruptcy proceeding were to be commenced by or against us, the Collateral Agent is authorized to subordinate its security interest in the Collateral to other indebtedness that, when aggregated with the principal amount then outstanding under the New Credit Facility and any Eligible Credit Facility. Except upon and during the continuance of a default or event of default, the Collateral Agent is required under certain circumstances to release its liens on Collateral proposed to be sold by the Company, further reducing the sufficiency of the collateral securing the Notes. See "Description of Certain Indebtedness—Intercreditor Agreement and Collateral Documents."

        In the event of a default under the Notes, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full our obligations under the New Credit Facility, any Eligible Credit Facility and the Notes. The amount to be received upon such a sale would depend upon numerous factors, including the timing and manner of the sale. The book value of the Collateral will be less than the principal amount of the Notes offered hereby. By its nature, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or that the proceeds obtained therefrom will be sufficient to pay all amounts owing to the lenders under the New Credit Facility, any Eligible Credit Facility and the holders of the Notes. In addition, our failure or inability to pay rent under the real property leases could cause the loss of certain collateral. To the extent that third parties (including the lenders under the New Credit Facility and any Eligible Credit Facility) enjoy Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. Additionally, the terms of the Indenture allow us to issue additional Notes provided that we meet the Interest Coverage Ratio (as defined in the Indenture). The Indenture does not require that we maintain the current level of Collateral or maintain a specific ratio of indebtedness to asset values. Any additional Notes issued pursuant to the Indenture will rank equal to the Notes sold in this Offering and be entitled to the same rights and priority with respect to the Collateral. Thus, the issuance of additional Notes pursuant to the Indenture may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of Collateral. See "Description of the Notes."

        A significant portion of the Collateral, including the real property portion thereof, includes tangible and intangible assets that may only be usable as part of the existing operating businesses.

Accordingly, any such sale of the Collateral, including the real property portion thereof, separate from our Black Angus operations as a whole may not be feasible or of any value.

        A material portion of the Collateral consists of leased land and the related improvements owned by us. The security interest in such Collateral consists of deeds of trust and mortgages, as applicable to each state, encumbering our leasehold estate in the land and fee (ownership) or leasehold interest in the improvements. However, in most if not all cases, the ownership of the improvements remains with us only so long as our leasehold interest (as a tenant) in the real property remains in effect. Upon the expiration or early termination of a real property lease, our ownership interest in the leasehold improvements also may be terminated. Accordingly, a landlord's exercise of its rights under a lease may cause the loss of or significantly impair any portion of the Collateral that is an improvement on such real property. In addition, any exercise by the Collateral Agent of its rights to foreclose upon or otherwise acquire possession of and operate or sell portions of the Collateral that are leasehold estates or owned improvements may be lost or impaired or terminated by landlords' rights, by rights of landlords' lenders, or by the particular provisions of state law governing the sale of encumbered property by a creditor with a real property security interest. Additionally, the inclusion of our fixtures as a portion of the Collateral will be limited to the extent such fixtures are deemed to be personal property.

        The right of the Collateral Agent, as a secured party under the Collateral Documents for the benefit of the holders of the Notes, to foreclose upon and sell the Collateral upon the occurrence of a payment default is likely to be significantly impaired by applicable bankruptcy laws, including the automatic stay pursuant to Section 362 of the Bankruptcy Code, if a bankruptcy proceeding were to be commenced by or against us before or possibly even after the Collateral Agent has foreclosed upon and sold the Collateral. Under applicable federal bankruptcy laws, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments. In view of the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the Notes would be made following commencement of and during a bankruptcy case, whether or when the Collateral Agent could foreclose upon or sell the Collateral or whether or to what extent holders of Notes would be compensated for any delay in payment or loss of value of the Collateral. Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, holders of Notes would hold "under-secured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "under-secured claims" during a debtor's bankruptcy case.

American Restaurant Group Holdings' indebtedness contains covenants that are affected by our activities and operations.

        American Restaurant Group Holdings, Inc. ("Holdings") owns approximately 73% (40% on a fully diluted basis) of our outstanding common stock. Holdings currently has outstanding certain debentures, which mature on December 15, 2005. Neither the Company nor any of its Subsidiaries is a guarantor of the Holdings debentures. However, the indenture pursuant to which the Holdings debentures were issued contains certain covenants that are affected by our activities and operations.

We may be unable to purchase the Notes upon a Change of Control.

        Upon the occurrence of a Change of Control, we will be required to offer to purchase all outstanding Notes at a price equal to 101% of the principal amount of the Notes together with accrued and unpaid interest, if any, and liquidated damages, if any, to the date of repurchase. The New Credit Facility provides that the occurrence of certain change-of-control events with respect to us will constitute a default under the New Credit Facility. That means that if a change in control were to occur, we may be required to repay or refinance all borrowings under the New Credit Facility. In addition, even if the Change of Control does not constitute a default under the New Credit Facility, the offer to purchase the Notes would constitute a default thereunder. If a Change of Control were to occur, we are unlikely to have the financial ability or resources to purchase the Notes or repay the New Credit Facility. If we engage in a highly leveraged transaction, including a recapitalization, that does not result in a Change of Control, we will have no obligation to offer to purchase the Notes. See "Description of the Notes—Repurchase Upon Change of Control" and "Description of Certain Indebtedness—New Credit Facility."

        The holders of Notes have limited rights to require us to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the change-of-control provisions will not afford holders of Notes any protection in a highly leveraged or other type of transaction, including any such transaction initiated by us, our management or any affiliate of ours, if such transaction does not result in a change of control. Accordingly, the Change of Control provisions are likely to be of limited usefulness in such situations.

Our subsidiaries' guaranties may be subject to cancellation under fraudulent transfer law.

        Certain of our subsidiaries will guarantee our payment of the Notes and secure the guarantees with a lien on substantially all of their assets. If a subsidiary guarantor became a debtor in a case under the United States Bankruptcy Code or otherwise encountered financial difficulty, a court applying federal or state fraudulent transfer law might avoid (i.e., cancel) its guarantee and the lien on its assets. A court might avoid a subsidiary's guarantee and lien if it found that, when the subsidiary entered into its guarantee and granted the lien, it (a) received less than fair consideration or reasonably equivalent value therefor, and (b) either (i) was or was rendered insolvent, (ii) was left with unreasonably small capital with which to conduct its business, or (iii) believed (or reasonably should have believed) that it would incur debts beyond its ability to pay. In applying the above factors, a court would likely find that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its guarantee and lien, except to the extent that it benefited directly or indirectly from the Notes' issuance or the proceeds thereof.

        The determination of whether a subsidiary was or was rendered "insolvent" when it entered into its guarantee and granted its lien will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. If a court avoided a subsidiary's guarantee and lien, you would no longer have a direct claim against that subsidiary or its assets. We cannot assure you that the assets of the other subsidiary guarantors would be sufficient to pay amounts then due under the Notes.

A change in control could affect our ability to use our net operating losses.

        As of December 25, 2000, we had available net operating loss carryforwards for United States federal income tax purposes of approximately $97 million, expiring in 2003 to 2020. Generally, a cumulative change of greater than 50% in the stock ownership of a corporation within a three-year period (an "ownership change") will, for United States federal income tax purposes, limit the amount of pre-ownership change net operating losses that the corporation may use during the post-ownership change period to (x) an annual amount equal to the product of the equity value of the corporation (subject to certain adjustments) as determined immediately before the ownership change and the long-term tax-exempt rate (e.g., 4.94% in October 2001) plus (y) in certain cases, certain recognized

"built-in-gains." Whether an ownership change has in fact occurred in any particular case generally entails the resolution of both legal and factual issues that may not be readily determinable. Subsequent equity issuances by us or Holdings and certain subsequent transfers by our shareholders or Holdings could trigger an ownership change at the time of such issuance or transfer. In particular, if we were to redeem our preferred stock for common stock it may result in an ownership change for United States federal income tax purposes. See "Description of Capital Stock—Preferred Stock."

Commitment Fee—The Internal Revenue Service may assert that the Notes have been issued with original issue discount.

        We intend to take the position that the Notes are not issued with original issue discount for United States federal income tax purposes. We cannot assure you, however, that the Internal Revenue Service will not assert a contrary position. It is possible that the IRS may take a position that the issue price of the Notes equals the offering price reduced by the commitment fee, and, accordingly, the Notes are issued with original issue discount. If the IRS were to take such a position, the holders of the Notes would be required to include the amount of original issue discount in gross income over the term of the Notes based on a constant yield method, and the Notes would not be fungible for securities law or trading purposes with the Notes to be issued in the exchange offer even after the registration exchange offer. This means that the holders would be required to include amounts in gross income without a corresponding receipt of cash. In addition, initial holders of Notes that had recognized income with respect to the commitment fees would potentially be required to recognize the same amount of income a second time in the form of accrued original issue discount, though holders could file amended returns or take procedural actions that are likely to avoid or mitigate any double inclusion in income. The Company might be subject to tax penalties for improperly reporting original issue discount. We have not obtained any ruling from the IRS or any opinion of counsel on this matter. Investors are strongly urged to consult their own advisors regarding the determination of the issue price of the Notes and the United States federal, state, and foreign tax consequences of holding or disposing of a debt security issued with original issue discount.

Risks Relating to Our Business

We are heavily dependent on key personnel.

        We believe that our success is largely dependent on the abilities and experience of our senior management team. The loss of services of one or more of these senior executives could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies, either of which could have a material adverse effect on us and our results of operations. In addition, we believe that our success will depend upon our ongoing ability to attract and retain qualified management and employees. Currently, we do not have employment contracts with our senior executives, other than our Chief Executive Officer. See "Management."

Our voting stock currently is held by former and present members of senior management.

        Holdings owns approximately 73% (40% upon the exercise of outstanding warrants) of our common stock. Anwar S. Soliman, our former Chairman and Chief Executive Officer, and other former and present members of management own approximately 81% of the common stock of Holdings. All of Holdings' management stockholders have entered into a voting trust agreement that gives Anwar S. Soliman the right to exercise all voting and substantially all other rights to which those stockholders would otherwise be entitled until August 15, 2005, or an earlier termination of the voting trust agreement. In addition, both of our management stockholders have entered into a voting trust agreement (the "Voting Trust Agreement") in accordance with which Anwar S. Soliman exercises, as voting trustee, all voting and substantially all other rights to which such shareholders would otherwise be entitled until the earlier of August 15, 2005, or the earlier termination of the Voting Trust Agreement. These agreements effectively give Mr. Soliman control of all of our currently outstanding voting stock. In addition, the directors of Holdings are members of our former and present management, and there are no independent directors of Holdings.

        TCW and its affiliates have entered into a securityholders' agreement with holders of our common stock relating to the election of directors that sets our Board of Directors at five members, two of whom are management nominees, two of whom are nominees of TCW and one of whom is a nominee of Jefferies & Company, Inc., the initial purchaser of the Financing Notes on October 31, 2001 ("Initial Purchaser"), provided that if we become a public company, such purchasers and the management will mutually choose a director and the Initial Purchaser will no longer have any right to designate a director. As a result of the securityholders' agreement and TCW's ownership of the Preferred Stock, in certain circumstances TCW could have the ability to elect a majority of our Board of Directors. The securityholders' agreement also provides TCW with certain tag-along rights, rights of first refusal and the right to approve certain major corporate transactions concerning the Company. TCW may have the ability, as a result of its ownership of the Preferred Stock, to approve (without the vote of any other holder of Preferred Stock) waivers or amendments to the terms of the Preferred Stock. In addition, if we do not redeem the Preferred Stock for cash on August 15, 2003, in accordance with the terms of the Preferred Stock (as it was amended in the Refinancing), the shares of Preferred Stock will automatically be redeemed for shares of our common stock, which, depending upon our valuation at the time of such redemption, could give the holders of Preferred Stock control over us. Such event would not constitute a change of control under the Notes. See "Description of Capital Stock—Preferred Stock."

Our operations are concentrated in certain regions.

        A majority of our restaurants are located in California. Such restaurants account for a significant percentage of our revenues. Accordingly, we are susceptible to adverse developments in the economy, weather conditions, competition, consumer preferences or demographics in this region. For example, severe weather conditions in any of our principal markets may have a material negative effect on customer traffic and sales, especially if such weather occurs during one of our peak selling periods. Due to our susceptibility to such adverse developments, there can be no assurance that the current geographic concentration of our business will not have a material adverse effect on us and our results of operations.

The restaurant business is highly competitive.

        All aspects of the restaurant business are highly competitive. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition, and the competitive environment is often affected by factors beyond a particular restaurant management's control, including changes in the public's taste and eating habits, population and traffic patterns and economic conditions. The public's tastes and eating habits are, from time to time, affected by health-related concerns about particular food products, which could adversely affect our business. Our restaurants compete with a wide variety of restaurants, ranging from national and regional restaurant chains to locally owned restaurants. Competition from other restaurant chains typically represents the more important competitive influence, principally because of their significant marketing and financial resources. In addition, competition is not limited to a particular segment of the restaurant industry because fast-food restaurants, steakhouses and casual-dining restaurants are all competing for the same consumer's dining dollars. Further, we are more highly leveraged than certain of our competitors, which places us at a competitive disadvantage. See "—We have a substantial amount of debt, which could impair our ability to make principal and interest payments on the Notes." There can be no assurance that we will be able to compete successfully against our competitors in the future. In addition, there can be no assurance that competition will not have a material adverse effect on our results of operations.

We are subject to substantial government regulation.

        Each of the restaurants we operate is subject to licensing and regulation by the health, sanitation, safety, building and fire agencies of the respective states and municipalities in which such restaurants are located. A failure to comply with one or more regulations could result in the imposition of sanctions, including the closing of facilities for an indeterminate period of time, or third-party litigation, any of which could have a material adverse effect on the Company and its results of operations.

        Suppliers of the food products that we sell also are subject to laws and regulations governing the manufacture and distribution of such products. Any health-related or other regulatory concern interrupting the supply or increasing the cost of our food products could have a material adverse effect on our results of operations. Each of our restaurants is subject to licensing with respect to the sale of alcoholic beverages. The loss of licenses or permits to sell alcohol would interrupt or terminate our ability to serve alcoholic beverages at those restaurants and, if a significant number of restaurants were affected, could have a material adverse effect on us.

        We also are subject to laws and regulations governing our relationships with employees, including minimum-wage requirements, overtime, reporting of tip income, work and safety conditions and citizenship requirements. Because a significant number of our employees are paid at rates related to both the federal and state minimum wages, an increase in either minimum wage would increase our labor costs. An increase in the minimum-wage rate or our employee benefits costs could have a material adverse effect on us and our results of operations.

        Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, in or from such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although we are not aware of any environmental conditions that require remediation under federal, state or local law at our properties, we have not conducted a comprehensive environmental review of our properties or operations and no assurance can be given that we have identified all of the potential environmental liabilities at our properties or that such liabilities would not have a material adverse effect on our financial condition.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of our earnings to fixed charges for each of the years in the five-year period ended December 25, 2000 and for the nine months ended September 24, 2001.

	Year Ended
	December 30, 1996	December 29, 1997	December 28, 1998	December 27, 1999	December 25, 2000	Nine Months September 24, 2001
Ratio of Earnings to Fixed Charges(1)(2)	—	—	—	—	1.19	1.41
Deficiency in Earnings to cover Fixed Charges(1)(2)	(24,186)	(22,179)	(4,537)	(4,046)	—	—
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)(3)	N/A	N/A	—	—	—	—
Deficiency in Earnings to cover Fixed Charges and Preferred Stock Dividends(1)(3)	N/A	N/A	(6,537)	(8,629)	(4,310)	(1,715)

(1)
The calculation is restated for continuing operations, which is defined as the Company and its current subsidiaries excluding the Non-Black Angus Subsidiaries.

(2)
For the purposes of determining the ratio (or deficiency) of earnings to cover fixed charges, earnings consists of pretax income from continuing operations and fixed charges. Fixed charges consist of interest on indebtedness and capitalized expenses related to indebtedness.

(3)
The ratio (or deficiency) of earnings to fixed charges and preferred stock dividends are the same as the ratio of earnings to fixed charges even though the Company has and intends to continue to pay such dividends by issuing additional shares of Preferred Stock.

USE OF PROCEEDS

        The Notes being offered hereunder are being sold by the Selling Securityholders. We will not receive any proceeds from the sale of the Notes offered by this Prospectus by the Selling Securityholders.

CAPITALIZATION

        Our capitalization will not change as a result of a sale of the Notes by the Selling Securityholders. The following table sets forth our capitalization as of September 24, 2001 on an actual and pro forma basis after giving effect to the Refinancing and the application of the net proceeds from the sale of the Notes as described under "Use of Proceeds." This presentation should be read in conjunction with our historical financial statements and the related notes thereto included elsewhere herein.

	As of September 24, 2001
	Actual	Pro Forma
	(dollars in thousands)
Cash and cash equivalents	$3,850	$6,940

Total Debt:
Senior Notes	142,600	155,853	(1)
Capital Lease Obligations	2,781	2,781
Other Debt	5,603	5,603

Total Debt	150,984	164,237
Preferred Stock	56,029	56,029
Common Stockholders' Deficit	(158,185)	(163,681	)(2)

Total Capitalization	$48,828	$56,585

(1)
Reported net of $9.3 million of unamortized debt discount.

(2)
Pro forma total shareholders' deficit reflects a charge of $5.5 million for fees and expenses not capitalized as a result of the transaction which will be recognized by the Company in its results of operations for the fourteen weeks ending December 31, 2001. See note 9 to the accompanying financial statements.

SELLING SECURITYHOLDERS

        The Selling Securityholders consist of TCW Shared Opportunity Fund II, L.P., TCW Shared Opportunity Fund IIB LLC, TCW Shared Opportunities Fund III, L.P., TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P. and TCW Leveraged Income Trust IV, L.P. In connection with our Refinancing, the Selling Securityholders purchased $9,998,000 face value amount of the Notes pursuant to the Debt Financing and exchanged $25,968,000 face value amount of the Notes pursuant to the Debt Exchange. We subsequently exchanged the Notes exchanged pursuant to the Debt Exchange held by the Selling Securityholders for the Notes being offered by this Prospectus.

        At the time of our Refinancing, we granted, for the benefit of the Selling Securityholders, among others, certain registration rights relating to the Notes. Pursuant to the exercise of such registration rights, we are registering for resale Notes held by the Selling Securityholders. The Selling Securityholders may sell the Notes from time to time directly to purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at prices that represent or relate to then-prevailing market prices or are negotiated. The Selling Securityholders reserve the right to withdraw, cancel or modify the offer or solicitations of offers made hereby without notice. The Selling Securityholders may reject any offer in whole or in part. See "Plan of Distribution."

        The following tables set forth, as of the date of this Prospectus, the beneficial ownership of the Notes of each of the Selling Securityholders, the aggregate principal amount of Notes being offered by each of the Selling Securityholders and the aggregate principal amount of Notes to be owned by each Selling Securityholder after sale, if any.

Name of Selling Securityholder of Notes	Principal Amount of Notes Beneficially Owned Prior to Offering	Principal Amount of Notes Offered	Principal Amount Beneficially Owned After Offering
TCW High Yield Fund	$250,000	$250,000	$0
Alexander Hamilton Life Insurance Company	125,000	125,000	0
TCW High Yield L.P	375,000	375,000	0
TCW Galileo High Yield Bond Fund	425,000	425,000	0
Crescent-Mach I L.P.	2,866,000	2,866,000	0
Colorado Fire and Police Pension Association	200,000	200,000	0
Aegis Insurance Services	250,000	250,000	0
TCW Galileo Core Fixed High Yield Fund	15,000	15,000	0
TCW Leveraged Income Trust, L.P.	656,000	656,000	0
TCW Leveraged Income Trust II, L.P.	5,972,000	5,972,000	0
TCW Gem Fund IV	956,000	956,000	0
The Anschutz Foundation	40,000	40,000	0
TCW Leveraged Income Trust III, L.P	6,778,000	6,778,000	0
Powrs I	1,014,000	1,014,000	0
Powrs II	1,014,000	1,014,000	0
Central States Pension Fund	150,000	150,000	0
New York Public Library	20,000	20,000	0
WLD Trust	25,000	25,000	0
TCW Leveraged Income Trust IV, L.P	5,315,000	5,315,000	0
Eastman Hill High Yield Fund	1,500,000	1,500,000	0
Piccadilly Finance B.V	75,000	75,000	0
TCW High Income Partners	4,945,000	4,945,000	0
TCW High Income Partners II	3,000,000	3,000,000	0
Total	$35,966,000	$35,966,000	$0

SELECTED FINANCIAL AND OPERATING DATA

        The following table sets forth our selected financial and operating data. The statement of operations and balance sheet data as of and for each of the years ended December 28, 1998, December 27, 1999 and December 25, 2000 are derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. Our statement of operations and balance sheet data for the years ended December 30, 1996 and December 29, 1997 were audited in their entirety by Arthur Andersen LLP. The results of operations for the discontinued operations for the years ended December 30, 1996 and December 29, 1997 have not been audited separately. The statement of operations and balance sheet data as of and for the nine months ended September 25, 2000 and September 24, 2001 are derived from our unaudited financial statements. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto appearing elsewhere in this Prospectus.

	Year Ended					Nine Months Ended
	December 30, 1996(1)	December 29, 1997	December 28, 1998	December 27, 1999	December 25, 2000	Sept. 25, 2000	Sept. 24, 2001
	(dollars in thousands)
Statement of Operations Data:
Revenues	$254,946	$264,175	$265,536	$263,561	$299,822	$226,567	$226,808
Restaurant Costs
Food and beverage	86,038	89,103	89,521	88,110	103,339	77,675	75,602
Payroll	73,359	73,819	74,912	75,114	82,818	60,715	64,923
Direct operating	64,126	65,010	63,260	63,033	69,721	52,852	53,830
Depreciation and Amortization	13,075	14,975	10,115	9,396	9,554	7,352	6,478

Total restaurant costs	236,598	242,907	237,808	235,653	265,432	198,594	200,833
General and administrative expenses	15,695	16,891	11,780	11,975	11,108	7,660	7,198
Non-cash charges for impairment of assets	—	2,283	149	459	—	—	—
Closed restaurant concepts(2)	956	(258)	—	—	—	—	—

Operating profit	3,609	1,836	15,799	15,474	23,282	20,313	18,777
Interest expense, net	27,714	23,985	20,269	19,450	19,036	14,322	12,801
Income/(loss) from continuing operations(3)	(24,186)	(22,179)	(4,537)	(4,046)	4,061	5,780	5,793
Income/(loss) from discontinued operations(4)	$(12,587)	$1,887	$(4,879)	$(1,622)	3,474	3,474	—
Extraordinary gain/(loss) on extinguishment of debt from continuing operations	(1,688)	—	9,559	—	(473)	—	—
Net income/(loss)	$(38,461)	$(20,292)	$143	$(5,668)	$7,062	$9,254	$5,793
Balance Sheet Data:
Property and equipment, net(3)	$54,455	$49,793	$51,157	$51,468	$53,370	$53,394	$50,747
Total assets	172,129	152,011	150,459	142,729	89,575	95,328	82,785
Long-term obligations, including current portion	174,895	178,368	164,816	164,712	147,799	164,095	150,984
Cumulative preferred stock, mandatorily redeemable	—	—	36,801	41,914	49,891	48,315	56,029
Common stockholders' deficit	(91,446)	(111,738)	(119,175)	(129,957)	(157,659)	(153,286)	(158,185)
Other Financial Data:
Cash Flows provided by (used in):
Operating Activities	—	—	(28,113)	14,368	18,835	2,791	(3,963)
Investing Activities	—	—	(4,153)	(8,396)	(8,608)	(7,056)	(1,837)
Financing Activities	—	—	12,295	(27)	88	617	3,185
Discontinued Operations	—	—	23,163	(5,617)	(10,099)	10,833	(2,067)

(1)
53-week year.
(2)
Includes operations associated with the Velvet Turtle restaurants, the last of which was closed in February 1997.
(3)
Continuing operations is defined as American Restaurant Group, Inc. and its current subsidiaries, excluding the Non-Black Angus Subsidiaries. Property and equipment as shown relates to continuing operations.
(4)
Discontinued operations refers to the Non-Black Angus Subsidiaries.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We were founded in 1987 and operate, through our subsidiaries, one of the strongest steakhouse brands in the western United States through our Black Angus restaurants.

Recent Dispositions

        We sold all of the outstanding stock of our four wholly owned subsidiaries (the "Non-Black Angus Subsidiaries") to Spectrum Restaurant Group, Inc. (formerly known as NBACo, Inc.). There was no gain or loss recorded because of the related-party nature of the stock sale. We received $17.0 million in cash on June 28, 2000, and transferred certain assets and liabilities to Spectrum Restaurant Group, Inc. Concurrent with the sale, advances between us and the Non-Black Angus Subsidiaries were eliminated. Paid-in capital of $26.8 million was charged as a result of the sale. We retained the assets and liabilities associated with certain closed restaurants, as well as certain other liabilities estimated on June 26, 2000 at $12.6 million, associated with the operating restaurants that were sold. The amount of estimated liabilities remaining at September 24, 2001 was approximately $1.1 million. The Company is currently working to settle these liabilities. If needed, any adjustments to the recorded balance as a result of such will be recognized when the amount becomes known, however management does not believe that such amounts, if any, will be material to the Company's financial position or results of operations.

Results of Continuing Operations

Thirty-nine weeks ended September 25, 2000 and September 24, 2001:

        Revenues.    Total revenues from continuing operations increased slightly to $226.8 million in 2001 from $226.6 million in 2000. After increasing 10.7% in 2000, same-store sales decreased 2.7% in 2001. There were 105 Black Angus restaurants operating as of September 24, 2001 and 103 Black Angus restaurants operating as of September 25, 2000.

        Food and Beverage Costs.    As a percentage of revenues, food and beverage costs from continuing operations decreased to 33.3% in 2001 from 34.3% in 2000. The decrease relates primarily to savings from the cutting of steaks at the restaurants and favorable meat prices.

        Payroll Costs.    As a percentage of revenues, labor costs from continuing operations increased to 28.6% in 2001 from 26.8% in 2000. The increase is primarily a result of an increase in the federal and state minimum-wage rates, and a reduction in the number of assigned tables per food server to improve customer service.

        Direct Operating Costs.    Direct operating costs consist of occupancy, advertising, and other expenses incurred by individual restaurants. As a percentage of revenues, these costs from continuing operations increased to 23.7% in 2001 from 23.3% in 2000. The increase relates primarily to revisions to our estimate of unredeemed gift certificates and increased utility expenses, which were offset by a reduction in the advertising expense by a relocation of media in 2001.

        Depreciation and Amortization.    Depreciation and amortization consists of depreciation of fixed assets as well as amortization of intangible assets. As a percentage of revenues, depreciation and amortization from continuing operations decreased to 2.9% in 2001 from 3.2% in 2000. The decrease relates primarily to corporate assets we did not retain pursuant to the sale of the Non-Black Angus subsidiaries.

        General and Administrative Expenses.    General and administrative expenses from continuing operations decreased to $7.2 million in 2001 from $7.7 million in 2000. The decrease relates to the reduction of corporate expenses as a result of the sale of the Non-Black Angus subsidiaries and reduction of other overhead expenses.

        Operating Profit.    As a result of the above items, profit from continuing operations decreased to $18.8 million in 2001 from $20.3 million in 2000. As a percentage of revenues, profit from continuing operations decreased to 8.3% in 2001 from 9.0% in 2000.

        Interest Expense—Net.    Our interest expense decreased to $12.8 million in 2001 from $14.3 million in 2000. The decrease resulted from paying down $16 million of principal on the Old Notes in December 2000.

        Net Income from Discontinued Operations.    Effective June 26, 2000, we sold all of the outstanding stock of the Non-Black Angus Subsidiaries. The following is a summary of the net income from discontinued operations for the thirty-nine weeks ended September 25, 2000. There was no activity in the third and fourth quarters of 2000 and the entire year 2001.

September 25, 2000
($000)
Revenues	$65,111
Food and Beverage Costs	17,123
Payroll Costs	21,605
Direct Operating Costs	16,888
Depreciation and Amortization	2,003
General and Administrative	3,137
Loss on Impairment of Assets	112
Grandy's Conversion:
Loss on Sale of Assets	752

Operating Profit	3,491
Income Before Taxes	3,491
Provision for Income Taxes	17

Net Income from Discontinued Operations	$3,474

Comparison of Fiscal Years Ended December 28, 1998, December 27, 1999 and December 25, 2000

        Revenues.    Black Angus revenues were $265.5 million in 1998, decreased 0.7% to $263.6 million in 1999, and then increased 13.8% to $299.8 million in 2000. The decrease in 1999 was primarily due to a $3.9 million decrease from three restaurants that closed at the end of their leases and a $3.7 million decrease due to the discontinuation of late-night entertainment at four restaurants. These decreases were partially offset by a $2.1 million increase in same-store sales (excluding late-night entertainment) and a $3.6 million increase resulting from the addition of three new restaurants in the second half of 1999. The increase in 2000 was due to a combination of strong same-store sales and strong new-store performance. Same-store sales increased 11.4% in 2000 and the new stores contributed 2.4% to the total sales increase. There were 101, 102 and 105 restaurants operating at the end of 1998, 1999 and 2000, respectively.

        Food and Beverage Costs.    As a percentage of revenues, food and beverage costs were 33.7% in 1998, decreased to 33.4% in 1999, and increased to 34.5% in 2000. The increase in 2000 relates primarily to higher meat and seafood costs.

        Payroll Costs.    As a percentage of revenues, labor costs were 28.2% in 1998, increased to 28.5% in 1999, and then decreased to 27.6% in 2000. The decrease in 2000 is primarily from leveraging costs over a higher Black Angus sales base.

        Direct Operating Costs.    Direct operating costs consist of occupancy, advertising, and other expenses incurred by individual restaurants. As a percentage of revenues, these costs were 23.8% in 1998, 23.9% in 1999, and 23.3% in 2000.

        Depreciation and Amortization.    Depreciation and amortization consists of depreciation of fixed assets used by individual restaurants and at the division and corporate office, as well as amortization of intangible assets. As a percentage of revenues, depreciation and amortization were 3.8% in 1998, decreased to 3.6% in 1999, and then decreased to 3.2% in 2000. The decrease in 2000 was primarily related to corporate assets not retained by the Company pursuant to the sale of the Non-Black Angus Subsidiaries and leveraging costs over a higher sales base.

        General and Administrative Expenses.    General and administrative expenses as a percentage of revenues were 4.4% in 1998, 4.5% in 1999, and 3.7% in 2000. The decrease in 2000 was primarily due to a $1 million decrease in corporate overhead resulting from the sale of the Non-Black Angus Subsidiaries and reduction of other overhead expenses.

        Non-Cash Charge For Impairment Of Long-Lived Assets.    During 1998 certain assets, including fixed assets and related intangible assets, were revalued at less than their historic costs and resulted in a non-cash charge of $0.1 million. A similar non-cash charge of $0.5 million was recorded in 1999. There was no similar charge required for 2000.

        Operating Profit From Continuing Operations.    As a result of the items discussed above, operating profit was $15.8 million in 1998, $15.5 million in 1999, and then improved to $23.3 million in 2000.

        Interest Expense—Net.    Interest expense was $20.3 million in 1998, decreased to $19.5 million in 1999, and then decreased to $19.0 million in 2000. The weighted-average interest rate on our borrowings was 11.7%, 11.3%, and 11.5% for 1998, 1999, and 2000, respectively. Average borrowings (excluding capitalized lease obligations) was $161.6 million in 1998, decreased to $160.1 million in 1999, and decreased to $144.1 million in 2000. The reduction in 2000 was the result of a $16.0 million principal payment on the Old Notes in December.

        Income Taxes.    Provision for income taxes increased from $67,000 in 1998 to $70,000 in 1999, and then increased to $185,000 in 2000. The provisions represent the amounts provided for certain minimum federal and state income taxes.

        Income/(Loss) From Discontinued Operations.    The following chart summarizes the calculation of the net income/(loss) for the years ended 1998, 1999, and 2000.

	December 28, 1998	December 27, 1999	December 25, 2000
	($000)
Revenues	$161,391	$144,424	$65,111
Food and Beverage Costs	46,353	40,157	17,124
Payroll Costs	55,328	49,713	21,645
Direct Operating Costs	43,190	38,715	16,848
Depreciation and Amortization	4,523	4,055	1,763
General and Administrative Expense	10,576	11,783	3,376
Non-Cash Charge for Impairment	1,265	1,040	112
Grandy's Conversion	5,035	583	752
Income/(Loss) before Taxes	(4,879)	(1,622)	3,491
Provision for Income Taxes	0	0	17

Net Income/(Loss) from Discontinued Operations	(4,879)	(1,622)	3,474

        Extraordinary Gain (Loss).    We recognized an extraordinary gain of $9.6 million on the extinguishment of debt concurrent with a related refinancing of our debt in February 1998. There were no extraordinary gains or losses in 1999. We made a prepayment of principal on the Old Notes of $16 million in December 2000, and recorded an extraordinary loss of $473,000 to write off the related unamortized deferred financing costs.

Liquidity and Capital Resources

        Our primary sources of liquidity are cash flows from operations and borrowings under our revolving credit facility. We require capital principally for the acquisition and construction of new restaurants, the remodeling of existing restaurants, the purchase of new equipment and leasehold improvements, and working capital. As of September 24, 2001, we had cash of approximately $3.9 million.

        In general, restaurant businesses do not have significant accounts receivable because sales are made for cash or by credit-card vouchers, which are ordinarily paid within three to five days. The restaurants do not maintain substantial inventory as a result of the relatively brief shelf life and frequent turnover of food products. Additionally, restaurants generally are able to obtain trade credit in purchasing food and restaurant supplies. As a result, restaurants are frequently able to operate with working-capital deficits, i.e., current liabilities exceed current assets. At September 24, 2001, we had a working-capital deficit of $20.1 million.

        We estimate that capital expenditures of $3.0 million to $6.0 million are required annually to maintain and refurbish our existing restaurants. Other capital expenditures, which are generally discretionary, are primarily for the construction of new restaurants and for expanding, reformatting, and extending the capabilities of existing restaurants and for general corporate purposes. Total capital expenditures for continuing operations were approximately $1.9 million through the third quarter of 2001 and $6.4 million through the third quarter of 2000. We estimate that capital expenditures in 2001 will be approximately $4.0 million. We intend to open new restaurants with small capital outlays and to finance most of the expenditures through mortgages on capital equipment.

        Under the Old Notes, we are obligated to make semi-annual interest payments on February 15 and August 15 through February 2003. Accordingly, we made interest payments of $8.2 million in February and August 2001. Under the Notes, we are obligated to make semi-annual interest payments on May 1 and November 1 through November 2006.

        Our New Credit Facility presently provides for up to $15 million in borrowings, including support for letters of credit. As of December 31, 2001, we had approximately $5.9 million of letters of credit outstanding and no borrowings, leaving approximately $9.1 million remaining under the revolving credit facility.

        Substantially all our assets are pledged to our senior lenders. In addition, our direct subsidiaries guarantee our indebtedness and such guarantees are secured by substantially all of the assets of the subsidiaries. In connection with such indebtedness, contingent and mandatory prepayments may be required under certain specified conditions and events. There are no compensating balance requirements.

        Although we are highly leveraged, based upon current levels of operations and anticipated growth, we expect that cash flows generated from operations together with our other available sources of liquidity will be adequate to make required payments of principal and interest on our indebtedness, to make anticipated capital expenditures, and to finance working capital requirements for the next several years. We do not, however, expect to generate sufficient cash flows from operations in the future to pay fully the principal of all the senior indebtedness upon maturity and, accordingly, we expect to refinance all or a portion of such debt, obtain new financing, or possibly sell assets.

Market Risk Exposure

        The Company is generally not exposed to market risks related to fluctuations in interest rates because the Notes and cumulative preferred stock are at fixed rates. Changes in interest rates affect the fair market value of fixed-rate debt, but not the Company's earnings or cash flows. Interest-rate risk and changes in fair market value would not have a significant impact on its fixed-rate debt until the Company undertakes a refinancing.

        The Company is exposed to market risks related to fluctuations in interest rates on short-term borrowings on its New Credit Facility. Although the Company may borrow on its revolver from time to time, no amounts were outstanding at fiscal year-end 2001. Even if the entire New Credit Facility were utilized for the entire year, a one-percentage point increase in interest rates would only result in an increase in interest expense of approximately $150,000.

        The Company does not utilize interest rate swaps, forward or option contracts on foreign currencies or commodities, or other types of derivative financial instruments. The Company does not believe future market rate risks will have a material impact on the Company or the results of its future operations, apart from changes in interest rates upon a refinancing.

BUSINESS

General

        We operate one of the strongest steakhouse brands in the western United States through our Black Angus restaurants. The Black Angus concept was created in 1964 and has expanded to 105 restaurants as of September 24, 2001. Black Angus operates as a full-service restaurant featuring steak and prime rib, chicken and seafood entrees. Through high-quality food offerings, friendly staff and authentic Western atmosphere and décor, Black Angus has built a loyal customer base and a strong brand name. In its 2001 "Choice in Chains" survey, Restaurants and Institutions magazine ranked Black Angus the #3 restaurant chain in the United States. In addition, the magazine ranked Black Angus the #1 or #2 steakhouse in the United States each year for the past 7 years. Our EBITDA has increased from $26.1 million in 1998 to $30.4 million in the LTM Period.

        We previously operated various restaurant chains. However, in June 2000, we sold our non-Black Angus concepts, which included Grandy's, Spoons, Spectrum and National Sports Grill. We believe that the sale of these non-core concepts has allowed us to focus on our Black Angus restaurants, emphasizing continued margin enhancement, new restaurant growth and customer satisfaction. In addition, we have eliminated our exposure to the risks associated with operating our less profitable concepts and the capital requirements that resulted from the declining operations at Grandy's.

Business Strengths

        Dominant Steakhouse Brand in Western United States.    Black Angus has developed significant brand equity in its core markets during its 37-year history. Over the last 12 years, we have continued to enhance our brand awareness through our proven television advertising campaigns. As a result of the positive customer feedback to the execution of our concept, Restaurants & Institutions magazine "Choice in Chains" survey has ranked Black Angus the #1 or #2 steakhouse in the U.S. each year for the past 7 years.

        Well Positioned in Market Segment.    We serve the casual, mid-priced range of the steakhouse segment. We believe this niche within the steakhouse segment has the broadest market appeal. We compete favorably with formal, high-priced steakhouses with respect to price and with budget-conscious lower-end steakhouses with respect to quality. As a result, we believe that the Black Angus concept is well-positioned to react favorably to fluctuations in the economy.

        Favorable Industry Trends.    We believe our business will continue to prosper from favorable trends in the steakhouse industry. Industry reports demonstrate that per capita beef expenditures by Americans increased from $187.0 in 1997 to $213.0 in 2000, representing 4.4% compound annual growth rate. The steakhouse industry, in particular, fared even better over the same time period with total industry revenues climbing from approximately $3.1 billion in 1997 compared to $4.4 billion in 2000, representing a 12.4% compound annual growth rate. As a result, we believe that people are shifting their beef consumption outside of the home. Furthermore, the number of two-income households and number of meals eaten away from the home have continued to increase over this same time period. We believe that these industry trends coupled with the broad customer appeal that comes with being an "upper middle-tier" price-point steakhouse offer us a tremendous opportunity to expand our Black Angus concept through new restaurant openings.

        Highly Experienced Management Team and Lead Investor.    We employ a highly experienced management team at all levels of the organization. Our executive management has an average of over 20 years of experience in the restaurant/foodservice industry. Our Chief Executive Officer and President, Ralph Roberts, has been with us for 15 years and has over 30 years of experience in the restaurant industry. In addition, our district and restaurant managers have an average of 15 and 8 years of restaurant experience, respectively. In 1998, we raised $35 million of equity capital led by Trust Company of the West ("TCW"), which, together with certain of its affiliates, has a significant investment in us, including 24.6% of our common equity on a fully diluted basis. TCW focuses on providing capital for leveraged buyouts and recapitalizations of small to middle market growth companies. Affiliates of TCW have two designated members on our board of directors.

Business Strategy

        Focus on Concept Execution to Increase Customer Satisfaction.    We are focused on increasing our customers' satisfaction and enjoyment with each visit to our restaurants. We provide our restaurant managers and staff with customer service training on a regular basis, which, along with our managers' long-term experience in the restaurant industry, helps us to achieve these goals. We supplement employee training with mystery-shopper visits that have been tailored to promote service and business sales goals. Restaurant and district managers are provided with next-day feedback on their restaurant's performance. In addition, our managers' incentive compensation is subject to their mystery shopper scores. Other examples of steps we have taken to ensure customer satisfaction include limiting our wait staff to serving four dining tables, researching and testing of new menus and menu items to stay current with changing consumer tastes, and hand-cutting of steaks in the restaurants to ensure the highest quality of food freshness and taste.

        Strengthen Operating Margins.    We continuously monitor our costs and look for ways to increase our operating margins. During April and May 2001, we implemented an energy management program companywide to offset increased gas and electric costs. In July 2001, we began to see the impact of these programs, saving over $42,000, or $0.5 million on an annualized basis, in that month as compared with July 2000. This amounted to a 7% reduction in energy consumption with 74% of our restaurants showing lower usage. In March 2001, we reached an agreement with Marriott Distribution Services, Inc. to provide exclusive distributions to our restaurants for virtually all of our food items. We expect to achieve approximately $1.0 million in annual food cost savings as a result of this arrangement. In addition to the implementation of these initiatives, we have adopted new procedures at each restaurant to provide for enhanced cost-control monitoring. Examples of these procedures include: 1) tracking high and low customer-traffic periods to determine optimal employee scheduling, forecasting costs associated with these schedules and comparing these costs to budget, and 2) performing food, beverage and supplies audits, which tie the costs of these items to customer traffic at each restaurant. We believe these procedures will assist our restaurant managers in achieving their budgeted profitability by improving their ability to track and forecast their near-term costs.

        Increase Sales through Proven Television Advertising.    We will continue to leverage our proven advertising campaigns together with our strong brand name to increase sales at our restaurants. Our television advertising campaign consists of television commercials that promote various meal combinations and brand development. These advertisements are generally not discount-based and are focused on increasing the average check or selling higher-margin menu items. We have successfully executed our television advertising programs for 12 years and we have historically achieved an average 20% increase in promoted items during the promotion period. We run five promotional flights per year that cover 20 media weeks in all of our major markets with the objective of reaching 85% of our target market over eight times per flight. We believe our television advertising campaigns have been successful, even in the current economic environment, because we incorporate direct product promotions in our commercials, unlike many of our competitors. This allows us to communicate with consumers on a weekly basis and quickly adjust our offerings along with changing consumer tastes.

        Increase Sales Through Product Promotions in our Restaurants.    We intend to continue to use in-restaurant product promotions to increase our average check and sell higher-margin menu items. Specifically, we use "table tents" and "menu rolls," small graphic advertisements standing upright on each table, to promote various appetizers, desserts, and/or specialty drinks. We also promote specialty menu items through menu inserts that are changed regularly and through suggestive selling by our wait staff. These product promotions encourage our customers to purchase 1) additional food and beverages, 2) more expensive menu items and 3) higher-margin items. For the nine months ended September 25, 2000 compared with the nine months ended September 24, 2001, our average checks for lunch and dinner at base stores increased by 1.5% and 4.4%, respectively.

        Open New Restaurants.    Due to our dominance in our core markets, we have a unique opportunity to leverage our brand and open new restaurants near our existing markets. Notwithstanding our capital constraints prior to the sale of the non-Black Angus concepts in 2000, we successfully opened 12 new restaurants during the last four years. Due to historical favorable per-unit economics, we intend to open approximately five new restaurants per year near our existing markets. We employ rigorous selection criteria when we select new sites. For example, we seek to open restaurants in well-traveled, highly visible areas near retail and commercial businesses where we can leverage our existing brand name recognition and achieve economies of scale in advertising.

Purchasing and Distribution

        To ensure standards of quality and to maximize pricing efficiencies, a central purchasing department coordinates the supply of almost all our restaurant items. We purchase products throughout the United States and abroad through agreements with various food-service vendors. None of our vendors supplies us exclusively and no material agreements exist. We routinely use public, cold-storage facilities and make short-term forward commitments in order to establish the availability and price of key food items such as beef and seafood. In March 2001, we reached an agreement with Marriott Distribution Services, Inc. to provide exclusive distributions to our restaurants for virtually all of our food items. In order to achieve more favorable terms, we concentrate our distribution but believe that we could replace any distributor, if necessary, on a timely basis.

Competition and Markets

        All aspects of the restaurant business are highly competitive. Price, restaurant location, food quality, service, and attractiveness of facilities are important aspects of competition. The competitive environment is often affected by factors beyond a particular restaurant management's control, including changes in the public's taste and eating habits, population and traffic patterns, and economic conditions. Our restaurants compete with a wide variety of restaurants, ranging from national and regional restaurant chains to locally owned restaurants. Competition from other restaurant chains typically represents the more important competitive influence, principally because of their significant marketing and financial resources. Many of our competitors have substantially greater financial, marketing, personnel, and other resources than us. In addition, competition is not limited to a particular segment of the restaurant industry because fast-food restaurants, steakhouses and casual-dining restaurants are all competing for the consumer's dining dollars. We believe that our principal competitive strengths lie in the distinctive atmosphere and food presentation offered; the value, variety, and quality of food products served; the quality and training of our employees; the experience and ability of our management; and the economies of scale we enjoy because of our size and geographic concentration. We monitor consumer tastes and adjust and update our menus accordingly.

Regulations

        Each restaurant is subject to licensing and regulation by state and local health, sanitation, safety, fire, and other departments. In addition, each restaurant is subject to licensing with respect to the sale of alcoholic beverages. The loss of licenses or permits by our restaurants to sell alcohol would interrupt or terminate our ability to serve alcoholic beverages at those restaurants and, if a significant number of restaurants were affected, could have a material adverse effect on us. We believe we have good relations with the various alcoholic beverage authorities.

        We are subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime, and other working conditions. Many of our restaurant employees are paid at rates related to the federal and state minimum-wage rates. Accordingly, increases in the minimum wages increase our labor costs.

Service Marks

        We regard our service marks and trademarks as important to the identification of our restaurants and believe they have significant value in the conduct of our business. We have registered various service marks and trademarks with the United States Patent and Trademark Office. In addition, we have registered certain marks in the state of California, in various other states, and in certain foreign countries.

Seasonality

        Our restaurant revenues and profitability are not subject to significant seasonal fluctuations.

Properties

        Black Angus restaurants are generally freestanding and range in size from 6,000 to 12,000 square feet. Black Angus restaurants are distinctly western in their design, seat approximately 220 to 350 customers and feature booth seating for dining. They are generally open for lunch from 11:30 a.m. to 4:00 p.m. and for dinner from 4:00 p.m. to 10:00 p.m. Of all of our restaurants, we own the buildings and lease the land in 32 locations and lease both the land and building in 73 locations. Even in those locations where we own the building, in most if not all cases, the building will become the property of our landlord upon expiration or earlier termination of our lease. Most of our leases provide for the payment of the greater of a set base rental or a percentage rental of up to 6% of gross revenues, plus real estate taxes, insurance and other expenses.

        The following table sets forth, as of September 24, 2001, the number of Black Angus restaurants by state of operation:

State	Restaurants
California	56
Arizona	11
Washington	11
Minnesota	6
Colorado	5
Indiana	3
Utah	3
Hawaii	2
Nevada	2
Oregon	3
Alaska	1
Idaho	1
New Mexico	1

Total	105

        Two additional restaurants were opened in the fourth quarter of 2001, one in California and one in Nevada. We also lease office space for our corporate headquarters in Los Altos, California and our purchasing department in Santa Ana, California.

Employees

        As of August 27, 2001, we employed approximately 7,200 persons, of whom approximately 6,700 were hourly employees in restaurants, approximately 450 were salaried employees in restaurants (Managers and Chefs), and approximately 75 were hourly and salaried employees in divisional and corporate management and administration. Approximately 62% of the hourly restaurant employees work on a part-time basis (25 hours or less per week). No facility is unionized. We believe we provide competitive compensation and benefits to our employees and that our employee relations are good.

Legal Proceedings

        We are involved in various litigation incidental to our business, including claims arising out of personal injuries, employment practices, workers' compensation cases, and commercial lawsuits. Claimants sometimes assert substantial damages. Based on information presently available, management does not believe that the outcome of such litigation will have a material adverse effect on our financial position, business, or results of operations.

MANAGEMENT

        The following table sets forth certain information about our current directors and each of our executive officers and key management personnel:

Name	Age	Position
George G. Golleher	53	Chairman, Director
Ralph S. Roberts	59	Chief Executive Officer, President, Director
Patrick J. Kelvie.	50	Vice President, Treasurer, Secretary and General Counsel
Sherri A. Carroll	32	Controller
Anwar S. Soliman	63	Director
Robert D. Beyer	42	Director
M. Brent Stevens	41	Director

        Officers are elected by the Board of Directors and serve at the discretion of the Board.

        George G. Golleher.    Mr. Golleher was elected as a Director in 1998 and as Chairman of the Board in 2000. Mr. Golleher previously served as President and Chief Operating Officer and as a Director, of Fred Meyer, Inc. from May 1998 to June 1999. Prior to that, Mr. Golleher was the Chief Executive Officer and a Director of Ralphs Grocery Company from June 1995 until its merger with Fred Meyer Inc. in May 1998. Mr. Golleher was a Director of Food 4 Less Supermarkets, Inc. since its inception in 1989 and was the President and Chief Operating Officer of Food 4 Less Supermarkets, Inc. from January 1990 until its merger with Ralphs. Mr. Golleher serves as a Director of Simon Worldwide, Inc.

        Ralph S. Roberts.    Mr. Roberts became the Chief Executive Officer in 2000. He has served as a Director since 1991 and has served as the President and Chief Operating Officer since 1986. Mr. Roberts has over 30 years of experience in the restaurant industry. Before joining us, he was Deputy Group Executive of Operations of the Grace Restaurant Group and Vice President of W.R. Grace & Co. ("Grace"). Prior to joining Grace in 1980, he was Vice President of the Stouffer Restaurant Division and President and co-founder of the Rusty Scupper restaurants. Mr. Roberts received a B.A. from Princeton University.

        Patrick J. Kelvie.    Mr. Kelvie has served as our General Counsel since 1987 and our Secretary since 1989. Mr. Kelvie became a Vice President in 1998 and Treasurer in 2000. From 1987 to 1989, Mr. Kelvie was an Assistant Secretary. Between 1978 and 1987, Mr. Kelvie held various legal counsel positions for Saga Corporation, predecessor owner of Black Angus. Mr. Kelvie received an A.B. from the University of California at Berkeley and a J.D. from Harvard Law School.

        Sherri A. Carroll.    Ms. Carroll has served as our Controller for approximately one year. Ms. Carroll served as our Director of Accounting from April 1999 until October 2000. Before joining us, Ms. Carroll was a Regional Accounting Supervisor at McDonald's Corp. where she worked for five years. Ms. Carroll received both a B.S. and a M.B.A. from San Jose State University.

        Anwar S. Soliman.    Mr. Soliman has served as a Director since we were organized in 1986. Mr. Soliman served as Chairman and Chief Executive Officer from 1986 until June 2000. Mr. Soliman is now the Chief Executive Officer of Spectrum Restaurant Group, Inc., which acquired the Non-Black Angus Subsidiaries from us in June 2000. Prior to 1986, Mr. Soliman was Executive Vice President of Grace and Group Executive of the Grace Restaurant Group, which he started in 1977. Mr. Soliman spent 22 years with Grace in various executive positions. Mr. Soliman received both a B. Commerce and an M.B.A. from Alexandria University and a Ph.D. from New York University.

        Robert D. Beyer.    Mr. Beyer has served as a Director since 1998. Mr. Beyer is President of Trust Company of the West ("TCW") where he has been employed since 1995. Mr. Beyer was Co-Chief

Executive Officer of Cresent Capital Corporation, a registered investment advisor, from 1991 until its acquisition by TCW in 1995. From 1986 to 1991, Mr. Beyer was a member of the Investment Banking Department of Drexel Burnham Lambert, Incorporated. From 1983 to 1986, Mr. Beyer was a member of the Investment Banking Department of Bear, Stearns & Co., Inc. Mr. Beyer is also a Director of TCW and The Kroger Co., and a commissioner of the Los Angeles City Employees Retirement System.

        M. Brent Stevens.    Mr. Stevens has served as a Director since 1999. Mr. Stevens is an Executive Vice President of the Corporate Finance Department of Jefferies & Company, Inc., where he has served since 1990. From 1989 to 1990, Mr. Stevens was a member of the Investment Banking Department of Drexel Burnham Lambert, Incorporated.

Executive Compensation

        The following table sets forth the cash compensation for services rendered in all capacities that the Company paid to, or accrued for, the Chief Executive Officer and each of the executive officers for fiscal year-end 2000.

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(a)	Restricted Stock Award(s)	Number of Options/SARS	LTIP Payouts	All Other Compensation(b)
Ralph S. Roberts (CEO and President)	2000 1999 1998	$473,364 422,961 422,961	$0 0 0	$15,608 119,315 53,073	— — —	— — —	— — —	$8,250 10,620 13,050
Patrick J. Kelvie (Vice President, Treasurer, Secretary and General Counsel)	2000 1999 1998	$222,692 195,000 195,000	$0 0 0	$0 0 0	— — —	— — —	— — —	$7,572 1,348 1,512
Anwar S. Soliman (Former Chairman and CEO)	2000 1999 1998	$210,000 740,188 740,188	$0 0 0	$0 293,831 105,626	— — —	— — —	— — —	$285,322 29,646 37,907
William J. McCaffrey, Jr. (Former Vice President)	2000 1999 1998	$161,250 195,000 195,000	$0 0 39,012	$7,731 3,702 3,850	— — —	— — —	— — —	$412,700 9,620 16,931
Ken A. DiLillo (Former V.P. Finance, Treasurer and Assistant Secretary)	2000 1999 1998	$138,365 171,538 160,000	$0 30,000 0	$0 0 0	— — —	— — —	— — —	$980 1,278 1,426

(a)
Amounts shown in this column for the last fiscal year include the following: group term life insurance premiums of $15,608 and $7,731 for Mssrs. Roberts and McCaffrey, respectively.

(b)
Amounts shown in this column for the last fiscal year includes auto allowance for Mssrs. Roberts, Kelvie, Soliman, and McCaffrey. Amounts also include Company matching contributions to a 401(k) plan for Mssrs. Kelvie and McCaffrey. Amounts shown include severance and vacation payments of $281,322 for Mr. Soliman and $407,500 for Mr. McCaffrey.

        Amounts shown in 2000 are for a partial year, for Mssrs. Soliman, McCaffrey, and DiLillo.

Employment Agreements

        We have entered into an employment agreement with Ralph S. Roberts, our Chief Executive Officer and President. The agreement provides, among other things, for adjustments to Mr. Roberts' base salary and automatic extension of the agreement. The agreement also provides for certain other benefits including a maximum of one year's pay in the event of death and salary for the remainder of the calendar year in the event of disability. The employment agreement provides for payment until the earlier of six months or the end of the employment term if Mr. Roberts terminates his employment for cause but does not provide for any salary in the event we terminate him for cause.

        In addition, we entered into a consulting agreement with George G. Golleher, Chairman and Director. The agreement provided for monthly payments for consulting services and expenses for a total amount of $232,000 for the period from January 1, 2001 through August 31, 2001 and was terminable without cause by either party upon 90 days' notice. We expect to continue a consulting arrangement with Mr. Golleher, and to enter into a new written agreement.

Savings Plan

        The Company currently has the American Restaurant Group Savings and Investment Plan (the "Savings Plan"), which is a 401(k) plan established for the benefit of employees who satisfy certain requirements. These requirements include completion of one year of service with a minimum of 1,000 hours worked. Subject to applicable limits imposed on tax-qualified plans, eligible employees may elect pre-tax contributions up to 20.0% of a participant's total earnings for a calendar year (but not in excess of $10,500 for 2000). The Company makes matching contributions to the Savings Plan equal to 25% of the participant's contributions up to 6% of the participant's earnings. A participant is entitled to a distribution from the Savings Plan upon termination of employment and any such distribution will be in a lump-sum form. Distributable benefits are based on the value of the participant's individual account balance that is invested at the direction of the participant in one or a combination of six investment funds, none of which include investments in the Company. Under certain circumstances, a participant may borrow amounts held in his account under the Savings Plan. Based upon the Savings Plan vesting schedule, as of 2000, 100% of the Company matching contributions were vested for Mr. Kelvie.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock (as if all outstanding warrants were exercised), as of February 26, 2001, by (i) each of our directors, (ii) our Chief Executive Officer and certain other highly compensated executive officers, (iii) all executive officers and directors as a group, and (iv) each person believed to own beneficially more than 5% of our outstanding common stock. Pursuant to a voting trust agreement, Anwar S. Soliman controls Holdings and, accordingly, together with his direct ownership of common stock and the Voting Trust Agreement, effectively controls the voting of all (without giving effect to the exercise of any outstanding warrants) the outstanding common stock, subject to the terms of a securityholders' agreement.

Name of Beneficial Owner	Number of Shares		Percent of Outstanding Class	Percent Ownership(1)
Anwar S. Soliman	22,416	(2)	17.5%	9.6%
Roberts Family Limited Partnership	9,702		7.6	4.2
Patrick J. Kelvie	387		0.3	0.2
Robert D. Beyer(3)	—		—	—
George G. Golleher(4)	—		—	—
M. Brent Stevens(5)	—		—	—
American Restaurant Group Holdings, Inc.(6)	93,150		72.7	40.0
All directors and officers as a group (6 persons)	32,505		25.4	14.0
TCW Investors(7)	57,226	(8)	—	24.6

(1)
Gives effect to the exercise of all outstanding warrants. Excludes the effect of the changes to the terms of the Preferred Stock in connection with the Refinancing.

(2)
Does not include 12,515 shares of the common stock that Mr. Soliman is deemed to be the owner of pursuant to the Voting Trust Agreement (as defined below).

(3)
Does not include shares deemed to be beneficially owned by the TCW Investors (as defined herein). Robert D. Beyer is a President of TCW, of which TCW Group (see footnote (8) below) and the TCW Investors are affiliates. Mr. Beyer shares investment power for the following TCW Investors: TCW Shared Opportunity Fund II L.P., TCW Leveraged Income Trust, L.P., and TCW Shared Opportunity Fund IIB, LLC. See footnote (7) below.

(4)
George G. Golleher was elected Director of the Company, as nominee of the TCW Investors.

(5)
Does not include shares deemed to be beneficially owned by Jefferies & Company, Inc.

(6)
Anwar S. Soliman owns 228,577 shares of American Restaurant Group Holdings, Inc.'s common stock, representing 49.2% of the outstanding common stock of Holdings. In addition, Mr. Soliman is deemed to be the owner, pursuant to the Voting Trust Agreement, of an additional 147,396 shares of Holdings common stock, representing an additional 31.7% of the outstanding common stock of Holdings. Accordingly, Mr. Soliman exercises the beneficial ownership of 80.9% of Holdings common stock.

(7)
TCW Shared Opportunity Fund II, L.P., TCW Leveraged Income Trust, L.P., Brown University and TCW Shared Opportunity Fund IIB, LLC.

(8)
Represents warrants that are immediately exercisable at a nominal price per share. Includes warrants beneficially owned by the TCW Investors and of which TCW Asset Management Company and certain affiliates, which control voting and investment power in their capacity as general partner, investment manager, or manager of the TCW Investors (the "TCW Group"), disclaim beneficial ownership. Excludes the effect of the changes to the terms of the Preferred Stock in connection with the Refinancing.

Voting Trust Agreement

        Both of our present management stockholders and the other stockholders (collectively, the "Management Shareholders") entered into a voting trust agreement (the "Voting Trust Agreement") dated February 25, 1998 in accordance with which Anwar S. Soliman, Director, exercises, as voting trustee, all voting and substantially all other rights to which such shareholders would otherwise be entitled until the earlier of August 15, 2005 or the earlier termination of the Voting Trust Agreement. As a result, Mr. Soliman is considered the beneficial owner of approximately 100% of the outstanding shares of our common stock (approximately 55.0% on a fully diluted basis, excluding the Preferred stock after the Refinancing). In addition, the Management Shareholders entered into other agreements pursuant to which such holders were granted registration rights substantially identical to the rights granted to the holders of the warrants pursuant to a securityholders' agreement. Each of the Management Shareholders is also party to a subscription agreement with Holdings, which provides such stockholder certain rights with respect to shares of American Restaurant Group Holdings, Inc. common stock held by such stockholder.

        Certain holders of our preferred stock hold warrants for 40% of our common stock on a fully diluted basis, excluding the Preferred Stock after the Refinancing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On June 28, 2000, we sold all of the outstanding stock of four wholly owned subsidiaries (collectively, the "Non-Black Angus Subsidiaries") to Spectrum Restaurant Group, Inc. (formerly known as NBACo, Inc.), a company that is controlled by Anwar S. Soliman. There was no gain or loss recorded because of the related-party nature of the stock sale. We received $17.0 million in cash on June 28, 2000, and transferred certain assets and liabilities to Spectrum Restaurant Group, Inc. Concurrent with the sale, advances between us and the Non-Black Angus Subsidiaries were eliminated. Paid-in capital of $26.8 million was charged as a result of the sale. We retained the assets and liabilities associated with certain closed restaurants as well as certain liabilities, estimated on June 26, 2000 at $12.6 million, associated with the operating restaurants that were sold. The amount of estimated liabilities remaining at September 24, 2001 was approximately $1.1 million. We are currently working to settle these liabilities. If needed, any adjustments to the recorded balance, as a result of such settlement, will be recognized when the amount becomes known, however management does not believe that such amounts, if any, will be material to the Company's financial position or results of operations.

        The Initial Purchaser owns approximately 2.5% of our common stock on a fully diluted basis, excluding effects of the Preferred Stock after the Refinancing. In connection with its ownership of the common stock, the Initial Purchaser is a party to a securityholders' agreement concerning us, pursuant to which the Initial Purchaser is entitled to designate a member of our board of directors. M. Brent Stevens is the current board member designated by the Initial Purchaser. Mr. Stevens is an Executive Vice President of the Corporate Finance Department of Jefferies & Company, Inc. In addition, the Initial Purchaser and its affiliates from time to time have provided in the past and may provide in the future investment banking and financial advisory services to the company and its affiliates in the ordinary course of business. The Initial Purchaser or its affiliates, as applicable, has received or will receive customary compensation in connection with such services.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facility

        On December 17, 2001, we and our direct subsidiaries entered into a loan agreement with Foothill Capital Corporation (the "New Credit Facility"). The New Credit Facility provides for cash borrowings and letters of credit in an aggregate amount of $15.0 million. The New Credit Facility provides for an unused line fee payable monthly in arrears, fees payable on outstanding letters of credit as well as certain additional fees. Borrowings under the New Credit Facility bear interest at the "prime rate" announced by Wells Fargo Bank, National Association plus 1.5%. The New Credit Facility terminates on December 17, 2005. The New Credit Facility replaced our former credit facility with Fleet National Bank which was to terminate on June 30, 2002 (the "Senior Credit Facility"). As of December 31, we and our direct subsidiaries had approximately $5.9 million of letters of credit outstanding and no borrowings on our revolver under the New Credit Facility.

        The New Credit Facility is secured, subject to the Intercreditor Agreement, by a first-priority security interest in the Collateral. See "Intercreditor Agreement and Collateral Documents."

        The New Credit Facility contains financial and other covenants, including, without limitation:

  •
  restrictions on the incurrence of indebtedness, sale/leasebacks, liens and contingent obligations,

  •
  restrictions on mergers, acquisitions, sales of assets, investments and transaction with affiliates,

  •
  restrictions on dividends and other payments with respect to shares of our capital stock,

  •
  restrictions on redemptions and prepayments with respect to certain debt,

  •
  restrictions on amendments to the Indenture and certain other agreements,

  •
  a prohibition on changing the principal nature of our business as currently conducted,

  •
  prohibitions that we not cause or permit a change of control, and

  •
  requirements to maintain financial ratios concerning minimum debt-service coverage, minimum interest coverage and maximum leverage.

        Events of Default under the New Credit Facility include, among others:

  •
  our failure to pay amounts owing under the New Credit Facility,

  •
  the breach by us or any of our direct subsidiaries of any covenants, representations or warranties contained in the New Credit Facility,

  •
  a default under the Indenture or any material agreement to which we or any of our direct subsidiaries is a party and such default (a) occurs at the final maturity of the obligations thereunder or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein,

  •
  a judgment against us or any of our direct subsidiaries that remains unbonded or undischarged for specified amount of time,

  •
  certain events of bankruptcy, insolvency or dissolution of us or any of our subsidiaries, and

  •
  certain changes of control as they relate to us.

Intercreditor Agreement and Collateral Documents

        Pursuant to mortgages, deeds of trust, security agreements, a trademark security agreement and a bank agency account agreement (as amended or supplemented, collectively, the "Collateral

Documents"), we and the Guarantors granted to BNY Western Trust Company, as Collateral Agent (the "Collateral Agent"), a first-priority security interest in a portion of our owned or leased real property, in a substantial portion of our owned personal property, including trademarks, in substantially all of the accounts receivable of us and our Restricted Subsidiaries and a pledge of all of the capital stock of our Restricted Subsidiaries and proceeds of the foregoing (collectively, the "Collateral") for the benefit of the holders of the Notes and the lender under the New Credit Facility and the lenders under any Eligible Credit Facility. Pursuant to an amendment to an intercreditor agreement (the "Intercreditor Agreement"), proceeds from the sale of the Collateral are expected to first be applied to repay Indebtedness outstanding under the New Credit Facility and any Eligible Credit Facility (with the principal amount under the two facilities combined not to exceed $25.0 million), if any, and thereafter paid to the Trustee for the benefit of the holders of the Notes. The Collateral Agent will be directed by the lender under the New Credit Facility, and not the Trustee under the Indenture, unless amounts due under the New Credit Facility and any Eligible Credit Facility have been paid in full or 180 days have elapsed from the occurrence of an Event of Default under the Indenture. See "Description of the Notes—Collateral."

Old Notes

        The Old Notes were issued in February 1998 in an aggregate principal amount of $158,600,000. The Old Notes were issued pursuant to an indenture between us and U.S. Trust Company (predecessor to BNY Western Trust Company), as trustee.

        Approximately $3.4 million of Old Notes remain outstanding. The interest rate on the Old Notes is 11 1/2%. We are required to make interest payments on the Old Notes on each February 15 and August 15 until maturity. The scheduled maturity for the Old Notes is February 15, 2003.

        The indenture for the Old Notes contains certain covenants that impose certain limitations and restrictions on our ability to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

        The events of default under the indenture for the Old Notes include various event of default customary for similar issues of notes, including the failure to pay principal and interest when due, cross defaults on other indebtedness in excess of $2.5 million and certain events of bankruptcy, insolvency and reorganization.

        As a result of the Debt Exchange and consent solicitation, the Old Notes no longer have the benefit of any collateral, and certain of the restrictive covenants and defaults described above were eliminated.

DESCRIPTION OF THE NOTES

General

        The Notes were issued pursuant to a supplemented indenture (the "Indenture") among the Company, the Guarantors and BNY Western Trust Company as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture, the Collateral Documents (as defined) and the Notes does not purport to be complete and is qualified by reference to the Indenture, the Collateral Documents and the Notes including the definitions therein of certain terms used below. Copies of the forms of the Indenture, the Collateral Documents and the Notes are available from the Company upon request. The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions." The definition of the "Company" in this Description of the Notes does not include our subsidiaries.

        The Notes are senior secured obligations of the Company and rank senior in right of payment to all subordinated Indebtedness of the Company and pari passu in right of payment with all senior Indebtedness (subject to the Intercreditor Agreement).

        The Notes are issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

Principal, Maturity and Interest

        The Notes are limited in aggregate principal amount to $166 million and will mature on November 1, 2006. Interest and liquidated damages, if any, on the Notes is payable semi-annually on May 1 and November 1 of each year to holders of record on the immediately preceding April 15 and October 15, respectively, commencing May 1, 2002. The Notes bear interest at 11 1/2% per annum. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes are payable both as to principal and interest at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, such office or agency will be the office of the Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest will accrue for the intervening period.

Optional Redemption

        The Notes are not redeemable at the Company's option prior to November 1, 2004, except under the limited circumstances described in the following paragraph. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, and liquidated damages, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Year	Percentage
2004	105.750%
2005 and thereafter	100.000%

        Notwithstanding the foregoing, at any time or from time to time prior to November 1, 2004, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of the

Notes, at a redemption price of 111.500% of the principal amount thereof, plus accrued and unpaid interest, if any, and liquidated damages, if any, through the date of redemption, (i) with the net cash proceeds of one or more Qualified Equity Offerings; provided, that (a) such redemption shall occur within 60 days of the date of closing of such offering and (b) at least 65% of the aggregate original principal amount of Notes remains outstanding immediately after giving effect to each such redemption or (ii) after the consummation of any merger with another corporation whose common stock, after the consummation of such transaction, is admitted for quotation on the Nasdaq National Market (or any successor thereto) or listed on a national securities exchange.

        If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems to be fair and appropriate, provided, that Notes of $1,000 or less may not be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

        The Notes are not entitled to any mandatory redemption or sinking fund.

Guarantors

        The repayment of the Notes is fully and unconditionally and irrevocably guaranteed, on a senior secured basis, by all Restricted Subsidiaries of the Company (the "Guarantors"), jointly and severally. The Indenture provides that as long as any Notes remain outstanding, any future Restricted Subsidiary will enter into a similar Guarantee.

        The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or render a Guarantor insolvent.

Collateral

        Subject to certain exceptions, the Notes and the Guarantees are secured, subject to the terms of the Intercreditor Agreement and the provisions therein respecting priority of payment, by a first priority security interest in the Collateral. The Notes are not secured by any other property. See "Risk Factors—The Collateral securing the Notes may be insufficient or unavailable in the event of a default."

        So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, we will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any Subsidiary pledged by us, and to exercise any voting, other consensual rights and other rights pertaining to such Collateral pledged by us. Upon the occurrence and during the continuance of an Event of Default, (i) all rights of the Company to exercise such voting, other consensual rights or other rights will cease upon notice from the Collateral Agent pursuant to the Intercreditor Agreement, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting, other consensual rights or other rights; and (ii) all rights of the

Company to receive cash dividends, interest and other payments made upon or with respect to the pledged Collateral will, upon notice from the Collateral Agent, cease and such cash dividends, interest and other payments will be paid to the Collateral Agent. All funds distributed under the Collateral Documents and received by the Collateral Agent for the benefit of the holders of the Notes will be retained and/or distributed by the Collateral Agent in accordance with the provisions of the Indenture and the Intercreditor Agreement.

        If the Notes become due and payable prior to their final stated maturity for any reason or are not paid in full at their final stated maturity, and after any applicable grace period has expired, the Collateral Agent has the right to foreclose upon such Collateral, subject to the Intercreditor Agreement. Under the terms of the Collateral Documents and the Intercreditor Agreement, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to foreclose on the Collateral following an Event of Default. The Collateral Agent will be directed by the agent under the New Credit Facility, and not the Trustee under the Indenture, unless amounts due under the New Credit Facility have been paid in full or 180 days have elapsed from the occurrence of an Event of Default under the Indenture. Holders of the Notes may not enforce the Collateral Documents. Proceeds from the sale of Collateral will first be applied to repay Indebtedness outstanding under the New Credit Facility, if any, Indebtedness outstanding under any Eligible Credit Facility, if any, and thereafter will be paid to the Trustee. The proceeds, if any, received by the Trustee will be applied by the Trustee first to pay the expenses of any foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to pay all amounts owing to the holders under the Indenture (with any remaining proceeds to be payable to the Company or as may otherwise be required by law).

        In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Company's Obligations under the Notes and the New Credit Facility and any Eligible Credit Facility in full. The amount to be received upon such a sale would be dependent upon numerous factors including the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied upon as a measure of realizable value. By its nature, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time. A significant portion of the Collateral, including the real property portion thereof, includes tangible and intangible assets that may only be usable as part of the existing operating businesses. To the extent that third parties (including the lenders under the New Credit Facility and any Eligible Credit Facility) enjoy Permitted Liens (as defined), such third parties may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Risk Factors—The Collateral securing the Notes may be insufficient or unavailable in the event of a default."

        Upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes (or defeasance of such Obligations), and all obligations under the New Credit Facility and any Eligible Credit Facility, the Collateral Documents will terminate and the pledged Collateral will be released. In addition, subject to the Intercreditor Agreement, in the event that the pledged Collateral is sold, the Collateral Agent will release simultaneously with such sale the Liens in favor of the Collateral Agent in the assets sold.

Repurchase Upon Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all the Notes then outstanding (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, and liquidated damages, if any, to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company must mail or cause to be mailed a notice to the Trustee and each holder stating, among other things (i) that the Change of Control Offer is being made pursuant to this provision and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (v) that any holder electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent with respect to the Notes (the "Paying Agent") at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that any holder will be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that a holder whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

        We will comply with the requirements of Rule 14E under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

        On the Change of Control Payment Date, we will, to the extent lawful, (i) accept for payment the Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers' certificate stating that the Notes or portions thereof tendered to the Company are accepted for payment. The Paying Agent will promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee will authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided, that each such new Note will be in principal amount of $1,000 or an integral multiple thereof. We will announce the result of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

        There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases.

        The following terms have the following meanings:

          "Change of Control" means (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the Company's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to one or more Existing Holders; (ii) the liquidation or dissolution of the Company or the adoption of a plan by the stockholders of the

  Company relating to the dissolution or liquidation of the Company; (iii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Existing Holders, of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of the total outstanding Voting Stock of the Company; or (iv) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company (excluding the Preferred Directors, if any) of the Board of Directors of the Company then still in office.

          "Continuing Directors" means (i) individuals who at the beginning of such period were directors of the Company; (ii) any TCW Director and (iii) any director whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a majority of the Continuing Directors then still in office.

          "Existing Holders" shall mean the holders of the common stock of the Company on the Issue Date, the holders of the Preferred Stock of the Company on the Issue Date, TCW or any of their affiliates.

Certain Covenants

        Limitation on Restricted Payments.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions payable to the Company or any Restricted Subsidiary or (C) if the Subsidiary making such a dividend or distribution is not a Wholly Owned Subsidiary, dividends to its shareholders on a pro rata basis); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company, any Subsidiary or any other Affiliate of the Company (other than any such Equity Interest owned by the Company or any Wholly Owned Subsidiary); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or such Guarantor's Guarantee thereof, as the case may be; (iv) make any Restricted Investment; or (v) make any payment or transfer any assets to, or on behalf of, Holdings or any of its Affiliates (all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

          (a)  no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

          (b)  immediately after giving effect thereto on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under "Limitation on Incurrence of Indebtedness"; and

          (c)  such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Board of Directors and evidenced by a resolution set forth in an officers' certificate delivered to the Trustee), together with the aggregate amount of all other Restricted Payments made after the date of the Indenture (including Restricted Payments permitted by clauses (i), (v) (to the extent made in cash) and (vi) of the next following paragraph and excluding Restricted Payments permitted by the other clauses therein) is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of Equity Interests of the Company (other than Disqualified Stock) after the Issue Date and on or prior to the time of such Restricted Payment, plus (3) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Company that has been converted or exchanged into Equity Interests of the Company (other than Disqualified Stock) pursuant to the terms thereof after the Issue Date and on or prior to the time of such Restricted Payment (including any additional net cash proceeds not included in clause (2) above received by the Company upon such conversion or exchange). The aggregate amount of each Investment constituting a Restricted Payment since the date of the Indenture shall be reduced by the aggregate after-tax amount of all payments made to the Company and its Restricted Subsidiaries with respect to such Investments; provided, that (a) the maximum amount of such payments shall not exceed the original amount of such Investment and (b) such payments shall also be excluded from the calculations contemplated by clauses (c)(1) through (3) above.

        The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the Indenture; (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Restricted Subsidiary solely in exchange for Equity Interests of the Company (other than Disqualified Stock); (iii) the redemption, repurchase or payoff of any Indebtedness with proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to the provision described under "—Limitation on Incurrence of Indebtedness"; (iv) the redemption of the Preferred Stock with the proceeds of a Qualified Equity Offering; (v) Permitted Affiliate Transactions; (vi) Preferred Stock Repurchases; (vii) the TCW Tax Payments, (viii) payments of dividends on Disqualified Stock issued in accordance with the Interest Coverage Ratio test, or (ix) other Restricted Payments in an aggregate amount not to exceed $2.0 million.

        Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

        Limitation on Incurrence of Indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any Indebtedness (including Acquired Debt) or (2) issue any Disqualified Stock; provided, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary may incur Acquired Debt, in each case if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least equal to 2:1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness (including Acquired Debt) had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. The foregoing limitations will not prohibit the incurrence of:

          (a)  Indebtedness under the New Credit Facility or an Eligible Credit Facility, provided, that the aggregate principal amount of Indebtedness so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (a) and outstanding on such date, shall not exceed $20 million;

          (b)  performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business;

          (c)  obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by the Indenture (collectively, "Hedging Obligations");

          (d)  Indebtedness owed by (i) a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary; or (ii) the Company to a Wholly Owned Subsidiary;

          (e)  Indebtedness outstanding on the Issue Date, including the Notes, the Guarantees, the Old Notes, and any guarantees thereof;

          (f)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within three business days of incurrence;

          (g)  Indebtedness represented by Guarantees by the Company of Indebtedness otherwise permitted to be Incurred pursuant to this covenant and Indebtedness represented by Guarantees by a Restricted Subsidiary of Indebtedness of the Company or of another Restricted Subsidiary otherwise permitted to be Incurred pursuant to this covenant;

          (h)  obligations with respect to customary provisions regarding post-closing purchase price adjustments and indemnification in agreements for the purchase or sale of a business or assets otherwise permitted by the Indenture;

          (i)    the incurrence by the Company or any Guarantor of Capital Lease Obligations after the Issue Date or Indebtedness under an Eligible Credit Facility; provided, that the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this subparagraph (i) (plus any Refinancing Indebtedness used to retire, defease, refinance, replace or refund such Indebtedness) shall not exceed $5.0 million;

          (j)    the incurrence by the Company or any Guarantor of any Purchase Money Obligations;

          (k)  other Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $5.0 million; and

          (l)    Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance") Indebtedness referred to in clauses (a) or (e) above or this clause (l) or Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in the immediately preceding paragraph ("Refinancing Indebtedness"); provided, that (1) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced (plus the premiums required to be paid, and the out-of-pocket expenses (other than those payable to an Affiliate of the Company) reasonably incurred, in connection therewith), (2) the Refinancing Indebtedness has a final scheduled maturity that exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (3) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Notes as the Indebtedness being Refinanced.

        Limitation on Asset Sales.    The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee) of the assets subject to such Asset Sale; (ii) at least 75% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of the Notes) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Restricted Subsidiaries with respect to such liabilities); and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof, at the Company's election, are (a) invested in assets related to the business of the Company or its Restricted Subsidiaries, or (b) used to repay, purchase or otherwise acquire Indebtedness under the New Credit Facility or (c) to the extent not used as provided in clause (a) or (b), applied to make an offer to purchase Notes as described below (an "Excess Proceeds Offer"); provided, that if the amount of Net Proceeds from any Asset Sale not invested or used pursuant to clause (a) or clause (b) above is less than $5.0 million, the Company will not be required to make an offer pursuant to clause (c) until the aggregate amount of Excess Proceeds from all Asset Sales exceeds $5.0 million. Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness under the New Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

        For the purposes of this covenant, the following are deemed to be cash: (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash and (z) assets related to the business of the Company or its Restricted Subsidiaries received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each an "Exchange Transaction") involves an aggregate value in excess of $2.5 million, the terms of such Exchange Transaction shall have been approved by a majority of the disinterested members of the Board of Directors, (ii) in the event such Exchange Transaction involves an aggregate value in excess of $5.0 million, the Company shall have received a written opinion from a nationally recognized independent investment banking firm that the Company has received consideration equal to the fair market value of the assets disposed of and (iii) any assets to be received shall be comparable to those being exchanged as determined in good faith by the Board of Directors.

        The amount of Net Proceeds not invested, used or applied as set forth in the preceding clauses (a) and (b) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company will offer to purchase Notes having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, and liquidated damages, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 30 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

        Each Excess Proceeds Offer will remain open for a period of 20 business days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company will purchase and mail or deliver payment for the Purchase Amount for the Notes or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Notes tendered pursuant to the Excess Proceeds Offer. The principal amount of Notes to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Notes acquired by the Company through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation.

        Each Excess Proceeds Offer will be conducted in compliance with applicable regulations under the federal securities laws, including Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, securing any obligation, except (i) Liens in favor of the Collateral Agent securing the Notes and Indebtedness permitted to be incurred under the Credit Facility or any Eligible Credit Facility; (ii) Purchase Money Liens; and (iii) Permitted Liens.

        Limitation on Restrictions on Subsidiary Dividends.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary (a) to (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on such Restricted Subsidiary's Capital Stock or (B) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary's profits or (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, or (b) make loans or advances to the Company or any of its Restricted Subsidiaries, or (c) transfer any of its assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) agreements existing on the Issue Date and the Senior Credit Facility, as in effect on the Closing Date, any Eligible Credit Facility (so long as such restrictions or encumbrances are no more restrictive than those as in effect in the Senior Credit Facility on the Closing Date) or any refinancings, amendments, modifications or supplements thereof containing dividend and other payment restrictions that are not materially more restrictive than those contained in agreements existing on the Issue Date and the Senior Credit Facility on the Closing Date; (ii) the Indenture, the Security Documents and the Notes; (iii) applicable law; (iv) restrictions with respect to a Subsidiary that was not a Subsidiary on the Closing Date in existence at the time such Person becomes a Subsidiary (but not created as a result of or in anticipation of such Person becoming a Subsidiary); provided, that such restrictions are not applicable to any other Person or the properties or assets of any other Person; (v) customary nonassignment and net worth provisions of any contract or lease entered into in the ordinary course of business; (vi) customary restrictions on the transfer of assets subject to a Lien permitted under the Indenture imposed by the holder of such Lien; (vii) restrictions imposed by any agreement to sell assets or Capital Stock to any Person pending the closing of such sale; and (viii) permitted Refinancing Indebtedness (including Indebtedness Refinancing Acquired Debt), provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are not materially more restrictive than those contained in any agreements governing the Indebtedness being Refinanced.

        Merger, Consolidation or Sale of Assets.    The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, any other Person unless (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes, the Indenture, the Collateral Agreements and the Registration Rights Agreement; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) the Company, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, (A) has a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) not less than 100% of the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "—Limitation on Incurrence of Indebtedness."

        In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under, the Indenture, the Notes, the Collateral Agreements and the Registration Rights Agreement.

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (i) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; (ii) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $2.5 million; provided, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; (iii) Affiliate Transactions for which the Company delivers to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view, issued by an investment banking firm of national standing; and (iv) Permitted Affiliate Transactions and other Restricted Payments permitted by the provisions described above under "—Limitations on Restricted Payments."

        Line of Business.    The Company will not, and will not permit any Restricted Subsidiary to, engage in any type of business other than the type of business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Closing Date and businesses reasonably related thereto.

        Restrictions on Sale and Issuance of Subsidiary Stock.    The Company shall not sell, and shall not permit any of its Restricted Subsidiaries to issue or sell, any shares of Capital Stock of any Restricted Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary, other than directors' qualifying shares; provided, however, that this provision shall not prohibit the sale of all of the Capital Stock of any Restricted Subsidiary owned by the Company and its Restricted Subsidiaries if the Net Proceeds from such sale or issuance are used in accordance with the terms of the covenant described under "—Limitation on Asset Sales.

        Guarantors.    The Indenture provides that so long as any Notes remain outstanding, any Restricted Subsidiary (other than a foreign Restricted Subsidiary, if any) shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on terms set forth in the Indenture, (b) execute a Security Agreement and other Collateral Documents necessary or reasonably requested by the Trustee to grant the Trustee a valid, enforceable, perfected Lien on the Collateral described therein, and (c) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

        If all of the Capital Stock of any Guarantor is sold to a Person (other than the Company or any of its Restricted Subsidiaries) and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenants described under "—Limitation on Asset Sales," then such Guarantor will be released and discharged from all of its obligations under its Guarantee of the Notes and the Indenture. The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections or payments made by or on behalf of any other Guarantor in respect of the obligations of such other guarantor under its Guarantee of the Notes, result in the obligations of such Guarantor under its Guarantee of the Notes not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

        Reports.    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, we will furnish to the Trustee, and deliver or cause to be delivered to the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our independent certified public accountants; and (ii) all reports that we would be required to file with the SEC on Form 8-K if we were required to file such reports. From and after the time a registration statement with respect to the Notes is declared effective by the SEC, we will file such information with the SEC, provided that the SEC will accept such filing.

Events of Default and Remedies

        Each of the following will constitute an Event of Default under the Indenture (i) default for 30 days in the payment when due of interest and liquidated damages, if any, on the Notes; (ii) default in payment of principal (or premium, if any) on the Notes when due at maturity, redemption, by acceleration or otherwise; (iii) default in the performance or breach of the provisions of "—Repurchase Upon Change of Control," "—Limitation on Asset Sales," and "—Merger, Consolidation or Sale of Assets"; (iv) default in the performance or breach of the provisions of "—Limitation on Restricted Payments" and "—Limitation on Incurrence of Indebtedness," and the continuance of such default for a period of 30 days; (v) failure by the Company or any Guarantor for 30 days after notice to comply with certain other agreements in the Indenture or the Notes; (vi) default under (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if (a) either (1) such default results from the failure to pay principal on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (b) the principal amount of such

Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $2.5 million in the aggregate; (vii) failure by the Company or any Restricted Subsidiary to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $2.5 million, which judgments are not discharged, bonded or stayed within 60 days after their entry; (viii) breach by the Company or any Guarantor of any provision of the Collateral Documents to which it is a party after giving effect to applicable cure periods and notice provisions; (ix) written assertion by the Company or any of the Guarantors of the unenforceability of its obligations under the Indenture, the Collateral Documents, the Notes or the Guarantee to which it is a party; and (x) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice to the Company and the Trustee all of the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

        The holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may on behalf of the holders of all of the Notes (i) waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected; and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

        The Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder or controlling person of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Indenture provides that the Company may, at its option, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of the holders of the outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on such Notes when such payments are due from the trust funds; (ii) Company's obligations with respect to such Notes concerning the transfer and exchange of Notes, issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; and (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (including non-payment, incurrence of indebtedness, bankruptcy and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest (and Liquidated Damages, if any) on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance, before the date that is one year prior to the final stated maturity of such Notes, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding other creditors of the Company; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i), (with respect to the validity and perfection of the security interest) (ii), (iii) and (v) of this paragraph have been complied with.

        The Company may satisfy and discharge its Obligations under the Indenture to holders of the Notes by delivering to the Trustee for cancellation all outstanding Notes or by depositing with the Trustee or the Paying Agent, if applicable, after the Notes have become due and payable, cash sufficient to pay all amounts due under all of the outstanding Notes and paying all other sums payable under the Indenture by the Company. If the Company has so deposited such cash, the Guarantors will be discharged from their Obligations under their Guarantees of the Notes and the Indenture.

        If the Trustee is unable to apply the funds deposited to effect Legal Defeasance or Covenant Defeasance because an order or judgment prohibits such application or, insofar as Events of Default from noncompliance under the Indenture or non-payment under certain other agreements are concerned, if any such event occurs at any time in the period ending on the 91st day after the date of deposit which would constitute an Event of Default had Legal Defeasance or Covenant Defeasance not occurred, then the obligations of the Company and the Guarantors under the Indenture and such Notes will be revived and reinstated as though no such deposit had occurred.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The registrar under the Indenture (the "Registrar") and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

        Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Amendment, Supplement and Waiver

        Except as provided in the two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then-outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity of any Note, alter the provisions with respect to the redemption of the Notes in a manner adverse to the holders of the Notes, or alter the price at which repurchases of the Notes may be made pursuant to an Excess Proceeds Offer or Change of Control Offer; (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes; (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes; (vii) waive a redemption payment with respect to any Note; (viii) adversely affect the contractual ranking of the Notes or Guarantees of the Notes; or (ix) make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of the holders of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of our obligations to holders of the Notes or any Guarantor's obligation under its Guarantee of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to release any Guarantee of the Notes permitted to be released under the terms of the Indenture, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Any person who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Company at 4410 El Camino Real, Suite 201, Los Altos, California 94022.

Governing Law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b). Agreements relating to Collateral may be governed by the laws of the state where the Collateral is located.

Book-Entry; Delivery; Form and Transfer

        The Notes initially were in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes were deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC and will be settled in same-day funds.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in that Global Note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of those participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        We expect that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account interests in a Global Note is credited and only in respect of that portion of the aggregate principal amount of Notes as to which that participant or participants has or have given that direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for certificated Notes, which it will distribute to its participants.

        We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC is expected to follow these procedures in order to facilitate transfers of interests in a Global Note among its participants, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of us, the Guarantors, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days, we will issue certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive certificated Notes in accordance with DTC's rules and procedures in addition to those provided for under the Indenture.

Same Day Settlement and Payment

        Settlement for the Notes will be made by the Initial Purchaser in immediately available funds. So long as DTC continues to make its settlement system available to us, all payments of principal and interest on the Notes will be made by us in immediately available funds.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means Indebtedness of a Person existing at the time such Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary; provided, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary shall not be Acquired Debt.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; (ii) in the case of a corporation, beneficial ownership of 10% or more of any class of Capital Stock of such Person; and (iii) in the case of an individual (A) members of such Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (B) trusts, any trustee or beneficiaries of which are such Person or members of such Person's immediate family. Notwithstanding the foregoing, neither the Initial Purchaser nor any of its Affiliates will be deemed to be Affiliates of the Company.

        "Asset Sale" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock or a Restricted Subsidiary (other than directors' qualifying shares), property or other assets, including by way of a sale/leaseback transaction (each referred to for the purposes of this definition as a "disposition"), by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets in the ordinary course of business, (iii) dispositions of inventory in the ordinary course of business, (iv) for purposes of the "Limitation on Asset Sales" covenant only, a disposition that constitutes a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, (v) the sale, lease, transfer or other disposition of all or substantially all the assets of the Company as permitted under the covenant "Merger, Consolidation or Sale of Assets", (vi) the grant of Liens permitted by the covenant "Limitation on Liens" and (vii) sales of obsolete or worn-out equipment.

        "Capital Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

        "Cash Equivalents" means (i) securities issued by the United States of America or any agency or instrumentality thereof; (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition; and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

        "Closing Date" or "Issue Date" means October 31, 2001.

        "Company Security Agreement" means the Company Security Agreement, dated as of the Issue Date, by and between the Company and the Collateral Agent, as amended or supplemented from time to time.

        "Consolidated EBITDA" means, with respect to any Person (the referent Person) for any period, consolidated operating profit of such Person and its subsidiaries for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such operating profit (loss) of such Person for such period, and without duplication) amortization, depreciation and other non-cash charges (including, without limitation, impairment charges, amortization of goodwill, deferred financing fees and other intangibles but excluding non-cash charges incurred after the date of the Indenture that require an accrual of or a reserve for cash charges for any future period); provided, that the operating profit (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense (net of interest income) of such Person and its subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, noncash interest payments, and the interest component of Capital Lease Obligations but excluding amortization of deferred financing costs), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period, and (ii) dividend requirements of such Person and its consolidated subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to preferred stock paid, accrued, or scheduled to be paid or accrued during such period, in each case to the extent attributable to such period and excluding items eliminated in consolidation. For purposes of clause (ii) above, dividend requirements shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator or which is such dividend requirements and the denominator of which is one minus the applicable actual combined effective federal, state, local, and foreign income tax rate of such Person and its subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

        "Consolidated Net Income" means, with respect to any Person (the referent Person) for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included in calculating the referent Person's Consolidated Net Income only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person; (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and (iii) the Net Income of any Subsidiary will be excluded, to the extent that declarations of dividends or similar distributions by that Subsidiary of such Net Income are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its owners.

        "Consolidated Net Worth" means, with respect to any Person, the total stockholders' equity of such Person determined on a consolidated basis in accordance with GAAP adjusted to exclude (to the extent included in calculating such equity) (i) the amount of any such stockholders' equity attributable to Disqualified Capital Stock of such Person and its consolidated subsidiaries; (ii) all upward revaluations and other write-ups in the book value of any asset of such person or a consolidated subsidiary of such person subsequent to the Closing Date; and (iii) all Investments in persons that are not consolidated Restricted Subsidiaries.

        "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

        "Disqualified Stock" means any Equity Interests that either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity.

        "Eligible Credit Facility" means debt instruments (and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) that (i) have terms and conditions no more restrictive in the aggregate than the New Credit Facility, (ii) do not permit the

Company to incur Indebtedness under all Eligible Credit Facilities in the aggregate at any time outstanding in excess of $10 million principal amount, and (iii) may be secured by certain assets of the Company and its Subsidiaries, subject to the terms of the Intercreditor Agreement.

        "Equity Interests" means Capital Stock or warrants. options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the SEC, that are in effect on the Issue Date.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Indebtedness" of any Person means (without duplication) (1) all liabilities and obligations, contingent or otherwise, of such Person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, debentures, notes or other similar instruments, (c) representing the deferred purchase price of property or services (other than trade payables and other liabilities incurred in the ordinary course of business which are not more than 90 days past due), (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) as lessee under capitalized leases, (f) under bankers' acceptance and letter of credit facilities, (g) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock, or (h) in respect of Hedging Obligations, (2) all liabilities and obligations of others of the type described in clause (1), above, that are Guaranteed by such Person, and (3) all liabilities and obligations of others of the type described in clause (1), above, that are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person; provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness in full) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

        "Interest Coverage Ratio" means, for any period the ratio of (i) Consolidated EBITDA of the Company for such period, to (ii) Consolidated Interest Expense of the Company for such period. In calculating the Interest Coverage Ratio for any period, pro forma effect shall be given to (a) the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by the Company or any of its Subsidiaries of any Indebtedness subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation is being made, as if the same had occurred at the beginning of the applicable period; and (b) the occurrence of any Asset Sale during such period by reducing Consolidated EBITDA for such period by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets sold and by reducing Consolidated Interest Expense by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness assumed by third parties or repaid with the proceeds of such Asset Sale, in each case as if the same had occurred at the beginning of the applicable period. For purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Restricted Subsidiaries, subsequent to the commencement of such period but on or prior to the date on which the event for which the calculation is being made shall be given effect on a pro forma basis, assuming that all such acquisitions had occurred on the first day of such period in a manner consistent with the calculations described in "Unaudited Selected Consolidated Pro Forma Condensed Financial Data" contained elsewhere in this Prospectus. Without limiting the foregoing, the financial information of the Company with respect to any portion of such four fiscal quarters that falls before the Closing Date shall be adjusted to give pro forma effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred at the beginning of such four fiscal quarters.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business; and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "Material Subsidiary" means any Subsidiary (a) that is a "Significant Subsidiary" of the Company as defined in Rule 1-02 of Regulation S-X promulgated by the SEC or (b) is otherwise material to the business of the Company.

        "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP excluding any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sales and dispositions pursuant to sale and leaseback transactions, and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such gain (but not loss).

        "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including payments in respect of deferred payment obligations when received), net of (a) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company, (b) taxes actually payable directly as a result of such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year (after taking into account any available net operating loss carryovers, tax credits or deductions, tax sharing arrangements, and similar tax attributes), (c) amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and (d) appropriate amounts provided as a reserve by the Company or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale.

        "New Credit Facility" means the Loan Agreement, entered into on December 17, 2001 between the Company, certain of its subsidiaries and Foothill Capital Corporation, as lender, as the same may be further amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time; and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with such amendment, modification, renewal, refunding, replacement or refinancing.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other obligations and liabilities of the Company or the Guarantors under the Indenture, the Collateral Agreements, the Notes or the Guarantees of the Notes.

        "Permitted Affiliate Transactions" means (i) employment agreements, stockholder agreements, stock options or other incentive plans existing on the Closing Date or thereafter entered into by the Company or any Restricted Subsidiary in the ordinary course of business with the approval of a majority of the disinterested members of the Company's Board of Directors; (ii) transactions between, among or for the benefit of the Company and/or its Restricted Subsidiaries; and (iii) reasonable and customary fees and compensation paid to and indemnity, loans or advances provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by a majority of the disinterested members of the Company's Board of Directors.

        "Permitted Investments" means (i) Investments in the Company, any Guarantor or any Restricted Subsidiary (including without limitation, Guarantees of Indebtedness of any such Person); (ii) Investments in Cash Equivalents; (iii) Investments in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (iv) Hedging Obligations; (v) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vi) Investments as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption "Limitation on Asset Sales"; (vii) Investments existing on the Issue Date; (viii) accounts receivable owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (ix) payroll, travel and similar advances in the ordinary course of business; (x) loans or advances to employees made in the ordinary course of business; and (xi) Guarantees permitted to be made pursuant to "—Limitation on Incurrence of Indebtedness."

        "Permitted Liens" means (i) Liens in favor of the Company and/or its Restricted Subsidiaries other than with respect to intercompany indebtedness; (ii) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Restricted Subsidiary, provided, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition; (iv) Liens incurred in the ordinary course of business in respect of Hedging Obligations; (v) Liens incurred in the ordinary course of business to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations (exclusive of obligations constituting Indebtedness) of a like nature, including, without limitation, cash retainages; (vi) Liens existing or created on the Issue Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested or remedied in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as may be required in conformity with GAAP has been made therefor; (viii) Liens arising by reason of any judgment, decree or order of any court with respect to which the Company or any of its Restricted Subsidiaries is then in good faith prosecuting an appeal or other proceedings for review, the existence of which judgment, order or decree is not an Event of Default under the Indenture; (ix) encumbrances consisting of zoning restrictions, survey exceptions, utility easements, licenses, rights of way, easements of ingress or egress over property of the Company or any of its Restricted Subsidiaries, rights or restrictions of record on the use of real property, minor defects in title, landlord's and lessor's liens under leases on property located on the premises rented, mechanics' liens, warehouse-man's liens, supplier's liens, repairman's liens, vendor's liens, construction liens, and similar encumbrances, rights or restrictions on personal or real property, in each case not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (x) Liens incidental to the conduct of business or the ownership of properties incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, bids, and government contracts and leases and subleases; (xi) Liens for any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred under the Indenture; provided, that such Liens do not extend to any property or asset that is not leased property subject to such Capitalized Lease Obligation; (xii) any extension, renewal, or replacement (or successive extensions, renewals or replacements), in whole or in part, of Liens described in clauses (i) through (xi) above; (xiii) Liens securing the Notes; and (xiv) Liens in addition to the foregoing that, in the aggregate, are secured by assets with a fair market value not in excess of $100,000 at any time.

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

        "Preferred Stock Repurchases" means any purchase of Preferred Stock with the portion of Excess Proceeds remaining after payment of the purchase price of the Notes tendered pursuant to an Excess Proceeds Offer if such purchase of Preferred Stock is within 485 days of the date of the Asset Sale which gave rise to such Excess Proceeds Offer.

        "Purchase Money Liens" means Liens to secure or securing Purchase Money Obligations permitted to be incurred under the Indenture.

        "Purchase Money Obligations" means Indebtedness (other than Capital Lease Obligations) representing, or incurred to finance, the cost (i) of acquiring or improving any assets; and (ii) of construction or build-out of operating or administrative facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Company), provided, that (a) the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges, (b) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired or improved and (c) such Indebtedness is incurred, and any Liens with respect thereto are granted within 180 days of the acquisition or improvement of such property or asset.

        "Qualified Capital Stock" means, with respect to any Person, Capital Stock of such Person other than Disqualified Stock.

        "Qualified Equity Offering" means (i) an underwritten primary public offering of Qualified Capital Stock of the Company pursuant to an effective registration statement under the Securities Act or (ii) a private offering of Qualified Capital Stock other than issuances of common stock pursuant to employee benefit plans or as compensation to employees.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means a Subsidiary other than an Unrestricted Subsidiary.

        "Security Agreement" means the Company Security Agreement and Subsidiary Security Agreement.

        "Security Documents" means, collectively, the Mortgages, the Security Agreements, the Pledge Agreement, the Cash Collection Account Agreement, the Intercreditor Agreement, the Trademark Security Agreement and any other document, instrument or agreement executed or delivered by the Company or any of its Subsidiaries from time to time pursuant to which the Company or any such Subsidiary shall grant a Lien on any of their respective properties, assets or revenues to secure payment of the Obligations hereunder and under the Notes or relating to intercreditor matters.

        "Senior Credit Facility" means the Revolving Credit Agreement, entered into on February 25, 1998, as amended on June 28, 2000, September 7, 2001 and October 31, 2001, between the Company, certain of its subsidiaries, Fleet National Bank, as agent, and the lenders listed on Schedule I thereto, as the same may be further amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time; and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with such amendment, modification, renewal, refunding, replacement or refinancing.

        "subsidiary" means, with respect to any Person (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof; and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

        "Subsidiary" means any subsidiary of the Company.

        "Subsidiary Security Agreement" means the Subsidiary Security Agreement, dated as of the Issue Date, by and between the Restricted Subsidiaries and the Collateral Agent, as amended or supplemented from time to time.

        "TCW Directors" means members of the Board of Directors of ARG nominated by Trust Company of the West pursuant to the Securityholders Agreement (as defined herein).

        "TCW Tax Payments" means the payments made to the TCW entities in connection with any tax liability for withholding, which payments shall not exceed $125,000 per year.

        "transfer" means any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation).

        "Unrestricted Subsidiary" means any Subsidiary that has been designated by the Company (by written notice to the Trustee as provided below) as an Unrestricted Subsidiary; provided, that a Subsidiary may not be designated as an "Unrestricted Subsidiary" unless (i) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary (other than such Subsidiary), (ii) neither immediately prior thereto nor after giving pro forma effect to such designation, would there exist a Default or Event of Default, (iii) immediately after giving effect to such designation on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "—Limitation on Incurrence of Indebtedness" and (iv) the creditors of such Subsidiary have no direct or indirect recourse (including without limitation, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the assets of the Company or of a Restricted Subsidiary (other than such Subsidiary). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (a) no Default or Event of Default is existing or will occur as a consequence thereof; and (b) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage

Ratio test set forth in the covenant described under "—Limitation on Incurrence of Indebtedness." Each such designation shall be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions. The Company shall be deemed to make an Investment in each Subsidiary designated as an "Unrestricted Subsidiary" immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation; provided, that if such Subsidiary is subsequently redesignated as a Restricted Subsidiary, the amount of such Investment shall be deemed to be reduced (but not below zero) by the fair market value of the net consolidated assets of such Subsidiary on the date of such redesignation.

        "Voting Stock" means, with respect to any Person (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency); and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then-outstanding principal amount of such Indebtedness into (ii) the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax considerations to initial purchasers of the Notes regarding (i) the payment of the Commitment Fee and (ii) the issuance of the Notes. This summary is based on existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all possible aspects of United States federal income taxation which may be important to particular investors in light of their specific circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax exempt organizations, and foreign persons) or to persons that will hold the Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their Notes as "capital assets" (generally, property held for investment) within the meaning of the United States Internal Revenue Code (the "Code"). Each recipient of a Commitment Fee and purchaser of a Note is urged to consult his tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the receipt of the Commitment Fee and the holding of the Notes.

United States Holders

        For purposes of this discussion, a "United States Holder" means (i) a citizen or resident of the United States, (ii) a partnership, corporation or other entity created or organized in or under the law of the United States or of any State of the United States, (iii) an estate the income of which is subject to United States federal income tax regardless of its source and (iv) a trust, if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996, was treated as a United States person on that date and elected to be treated as a United States person at all times thereafter. The term also includes certain former citizens of the United States whose income and gain on the Notes will be subject to U.S. income tax and persons that are subject to United States federal income tax on interest income derived from a Note as a result of such income being effectively connected with the conduct by such person of a trade or business within the United States.

Payment of the Commitment Fee

        Each initial holder of the Notes will receive a Commitment Fee and agree to include such Commitment Fee in ordinary income, for United States federal income tax purposes, when the Commitment Fee is received or accrued in accordance with such holder's regular method of tax accounting. Such Commitment Fee should not be treated as unrelated business taxable income in the case of a direct or indirect tax-exempt initial holder of the Notes and may be subject to United States federal income tax as "United States source income" in the case of any direct or indirect foreign initial holder of the Notes. It is possible that the Internal Revenue Service (the "IRS") would treat the Commitment Fee as a reduction in the issue price of the Notes. In that case, as further discussed below, the Notes would be treated as being issued with original issue discount and holders of the Notes would be required to recognize the original issue discount as income on an effective yield basis over the term of the Notes. While the Company intends to treat the Commitment Fee as a fee, whether the Commitment Fee will be respected as a fee is a factual issue as to which there can be no assurance. If the Commitment Fee is treated as a reduction in issue price, holders of the Notes that had included the Commitment Fee in income would potentially be required to recognize the same amount of income a second time in the form of accrued original issue discount, though holders could file amended returns or take procedural actions that are likely to avoid or mitigate any double inclusion in income. The

Company might be subject to tax penalties for improperly reporting original issue discount. The Company would not be entitled to amortize the Commitment Fee over the term of the Notes, but it would be entitled to claim a deduction for original issue discount. The timing of a claim for amortization versus original issue discount deductions may vary, though the Company does not expect that the effect of any variation would be material. Finally, unless the IRS also recharacterized the issue price of the notes being issued in the Company's contemporaneous exchange of its notes for new notes, the Notes and the new notes would not be fungible for securities law or trading purposes.

Payments of Interest

        Payments of stated interest on a Note will constitute "qualified stated interest" (as defined below under "Original Issue Discount") and will be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, depending on the Noteholder's method of accounting for tax purposes.

Original Issue Discount

        The Company intends to take the position that the Notes were not issued with original issue discount. A note will generally be treated as having been issued at an original issue discount if the excess of its "stated redemption price at maturity" over its issue price (defined, in the case of a debt issuance, a substantial portion of which is sold for money, as the first price at which a substantial amount of notes comprising such issuance are sold for money, ignoring sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) equals or exceeds l/4 of 1 percent of such note's stated redemption price at maturity multiplied by the number of complete years to its stated maturity. "Stated redemption price at maturity" is the total of all payments provided by the note that are not payments of "qualified stated interest." Generally, "qualified stated interest" is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually in an amount equal to the product of the outstanding principal amount of the note and a single fixed rate of interest (adjusted to account appropriately for any differing lengths of intervals between payments). Interest payments on the Notes will be treated as qualified stated interest and the stated redemption price in the case of a Note will equal its stated principal amount. If the Commitment Fee is respected as a fee, the issue price of the Notes will be their stated principal amount and there will be no original issue discount. If the Commitment Fee is not respected as a fee, it may be viewed as a rebate of the Notes' purchase price. In that case, the issue price of the Notes would be reduced by the Commitment Fee and the Notes would have been issued with original issue discount equal to the Commitment Fee.

        If the Notes are issued with original issue discount, holders will be required to include original issue discount in ordinary income over the period that they hold the Notes in advance of the receipt of cash attributable thereto. Any amount of discount included in income will increase a holder's tax basis in the Notes. The Company is required to report the amount of original issue discount accrued on Notes held of record by persons other than corporations and other exempt Noteholders to the IRS.

Disposition of Notes

        Upon the sale, exchange, redemption or other disposition of Notes, a United States Holder will generally recognize taxable gain or loss equal to the difference between (i) any cash plus the fair market value of any other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest) over the holder's adjusted tax basis in the Note. A United States Holder's basis in the Note will be the amount paid for the Note, unless the Commitment Fee is recharacterized as a rebate of the amount paid. In that case, the basis would initially be the amount paid for the Note, reduced by the Commitment Fee, plus any original issue discount previously accrued on the Note, less any payments received by the United States Holder other than payments of qualified stated interest. Gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of disposition, the United States Holder's holding period for the Note is more than 12 months. Long-term capital gains of individuals are taxed at preferential rates. The deductibility of capital losses is subject to limitation.

Backup Withholding and Information Reporting

        In general, information reporting requirements will apply to payments of principal and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of original issue discount on a Note with respect to, non-corporate United States Holders. A "backup withholding" tax will apply to such payments and to payments with respect to original issue discount if the United States Holder fails to provide an accurate taxpayer identification number or, in certain circumstances, to report all interest and dividends required to be shown on its United States federal income tax returns.

DESCRIPTION OF CAPITAL STOCK

        Our capital stock at September 24, 2001 consisted of 1,000,000 shares authorized; 128,081 shares issued and outstanding common stock, $0.01 par value, and 160,000 shares authorized, 56,792 shares accrued and outstanding registered preferred stock $0.01 par value. The following summary qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which are available from us upon request, as described in "Where You Can Find More Information."

Common Stock

        The holders of common stock are entitled to one vote per share on each matter to be decided by the stockholders and do not have cumulative voting rights. Accordingly, but subject to the Stockholders Agreement, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of common stock have no preemptive, redemption or conversion rights. The holders of the common stock are entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available for such purpose. In the event of liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of all of the Company's debts and obligations and any preferential distributions to holders of Preferred Stock, if any, the holders of the common stock are entitled to share ratably in the Company's remaining assets. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

        Our Board of Directors is authorized, without further action by the stockholders, to provide for the issuance of shares of preferred stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designation, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, the Board of Directors may afford the holders of any class or series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company.

Series B Preferred Stock

        Our Preferred Stock ranks senior to our common stock and any other junior classes of capital stock with respect to dividend rights and rights upon liquidation, dissolution or winding up the affairs of the Company. Dividends currently accrue on the Preferred Stock at a rate of 15% per annum of its liquidation preference. We have the option to pay the dividends in cash or in stock. We have historically paid dividends on the Preferred Stock and anticipate continuing to do so in the future.

        If we do not redeem for cash all of the outstanding shares of Preferred Stock for 110% of the liquidation preference of the Preferred Stock, plus any accrued and unpaid dividends on or prior to August 15, 2003 (whether as a result of insufficient cash, limitations on our indebtedness or otherwise), the outstanding shares of Preferred Stock will automatically be redeemed for shares of our common stock and all rights of the Preferred Stock will terminate, including any rights of acceleration.

        Holders of Preferred Stock do not generally have any voting rights other than with respect to issuing parity securities and amending or repealing the Certificate of Incorporation.

        The terms of the Preferred Stock contain certain financial and other covenants substantially similar in scope to the covenants set forth in the Indenture that limit our ability to incur additional debt and to pay dividends.

        As part of the Refinancing, the consent of a majority of the outstanding shares of Preferred Stock was necessary:

  •
  to amend the terms of the Preferred Stock to provide that if we do not redeem the Preferred Stock for cash on August 15, 2003 in accordance with its terms, then the Preferred Stock will automatically be redeemed for shares of our common stock at that time and all rights of the Preferred Stock will terminate, including any rights of acceleration;

  •
  to eliminate provisions of the Preferred Stock that allow the holders to exchange Preferred Stock for new subordinated debt; and

  •
  to amend the covenants therein so that they are substantially similar to the covenants under the Notes.

PLAN OF DISTRIBUTION

        The Selling Securityholders may offer and sell the Notes from time to time and will act independently of us in deciding the timing, manner and size of any sale. We expect that sales generally will be made at then-prevailing market prices, but prices in negotiated transactions may differ considerably. We cannot predict the extent, if any, to which Selling Securityholders may sell the Notes.

        Selling Securityholders may sell Notes in the over-the-counter market or otherwise, at prices that (i) represent or relate to then-prevailing market prices or (ii) are negotiated, including by means of purchase by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, ordinary brokerage transactions and transactions in which a broker solicits purchasers, and block trades in which a broker-dealer so engaged will attempt to sell the Securities as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. In addition, any Securities covered by this Prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Securityholders reserve the right to withdraw, cancel or modify the offer or solicitations of offers made hereby without notice. The Selling Securityholders may reject any offer in whole or in part.

        No Selling Securityholder has advised us, as of the date hereof, that it has arranged for the offering or sale of any Notes with any broker. Underwriters, brokers, dealers or agents (collectively, "underwriters") may participate in these transactions as agents and, in that capacity, may (i) be deemed underwriters for purposes of the Act and (ii) receive brokerage commissions from Selling Securityholders or their purchasers, which (together with any profits received by the Selling Securityholders) may be deemed underwriting discounts and commissions under the Act. The Selling Securityholders have disclaimed the status of "underwriters" under the Act.

        To comply with the securities laws of certain jurisdictions, if applicable, the Notes will be offered or sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Notes may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or unless an exemption from that registration or qualification is available and is complied with.

        We have advised the Selling Securityholders that, under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Notes may be limited in its ability to engage in market activities respecting the Notes. In addition and without limiting the foregoing, we have advised the Selling Securityholders that each Selling Securityholder is subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 10b-2 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Notes by the Selling Securityholders. All the foregoing may affect the marketability of the Notes.

        The Company may suspend the use of this Prospectus in certain circumstances because of pending corporate developments or a need to file a post-effective amendment. In any such event, the Company will use its reasonable efforts to ensure that the use of the Prospectus is resumed as soon as practicable.

        The Company has agreed to pay substantially all the expenses incident to the registration, offering and sale of the Notes by the Selling Securityholders to the public other than any broker's commission, finder's fee or underwriter's discount or commission, which will be borne by the relevant Selling Securityholder. We have agreed to indemnify the Selling Securityholders against certain liabilities in connection with certain statements made or omitted herein, or to contribution with respect thereto.

LEGAL MATTERS

        The validity of the Notes and certain legal matters in connection with this offering will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California.

EXPERTS

        The financial statements included in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting in giving said report.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
American Restaurant Group, Inc.:

        We have audited the accompanying consolidated balance sheets of AMERICAN RESTAURANT GROUP, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 27, 1999 and December 25, 2000, and the related consolidated statements of operations, common stockholders' equity (deficit), and cash flows for the years ended December 28, 1998, December 27, 1999, and December 25, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Restaurant Group, Inc. and subsidiaries as of December 27, 1999 and December 25, 2000, and the results of their operations and their cash flows for the years ended December 28, 1998, December 27, 1999, and December 25, 2000, in conformity with accounting principles generally accepted in the United States.

                      /s/ ARTHUR ANDERSEN LLP

San Francisco, California
March 2, 2001

AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 27, 1999, DECEMBER 25, 2000 AND SEPTEMBER 24, 2001
(dollars in thousands)

	December 27, 1999	December 25, 2000	September 24, 2001
			(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$8,316	$8,532	$3,850
Accounts receivable	2,655	2,938	3,690
Inventories	2,755	2,853	2,916
Prepaid expenses	2,873	2,803	4,521
Net current assets of discontinued operations	6,068	—	—

Total current assets	22,667	17,126	14,977

PROPERTY AND EQUIPMENT:
Land and land improvements	2,629	2,629	2,598
Buildings and leasehold improvements	65,418	67,631	69,409
Fixtures and equipment	48,977	48,629	48,953
Property held under capital leases	7,480	7,480	7,293
Construction in progress	521	2,816	1,345

	125,025	129,185	129,598
Less—Accumulated depreciation	73,557	75,815	78,851

	51,468	53,370	50,747
Net property and equipment of discontinued operations	36,032	—	—
Net Property and equipment	87,500	53,370	50,747

OTHER ASSETS:
Intangible assets	7,668	7,445	7,445
Deferred debt costs	11,061	9,970	9,970
Leasehold interests	6,577	6,577	6,577
Liquor licenses and other	4,758	4,156	4,136
Cost in excess of net assets acquired	7,537	7,536	7,536

	37,601	35,684	35,664
Less—Accumulated amortization	14,083	16,605	18,603

Net other assets from discontinued operations	9,044	—	—

Net other assets	32,562	19,079	17,061

Total assets	$142,729	$89,575	$82,785

LIABILITIES AND COMMON STOCKHOLDERS' (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$13,627	$15,193	$13,615
Accrued liabilities	9,486	11,521	6,320
Accrued insurance	2,509	2,373	2,695
Accrued interest	7,010	6,251	2,116
Accrued payroll costs	4,148	7,069	4,115
Current portion of obligations under capital leases	638	713	776
Current portion of long-term debt	477	432	4,416
Current liabilities of discontinued operations	22,586	2,945	1,059

Total current liabilities	60,481	46,497	35,112

LONG-TERM LIABILITIES, net of current portion:
Obligations under capital leases	3,300	2,588	2,005
Long-term debt	160,297	144,066	143,787
Long-term debt from discontinued operations	2,299	—	—

Total long-term liabilities	165,896	146,654	145,792

DEFERRED GAIN	4,395	4,192	4,037

COMMITMENTS AND CONTINGENCIES
CUMULATIVE PREFERRED STOCK, MANDATORILY REDEEMABLE
Senior pay-in-kind exchangeable preferred stock, $0.01 par value; 160,000 shares authorized; 41,584 shares accrued and outstanding at December 27, 1999, 50,953 shares accrued and outstanding at December 25, 2000, and 56,792 shares accrued and outstanding at September 24, 2001	41,914	49,891	56,029

COMMON STOCKHOLDERS' (DEFICIT):
Common stock, $0.01 par value; 1,000,000 shares authorized; 128,081 shares issued and outstanding at December 27, 1999, December 25, 2000, and September 24, 2001	1	1	1
Paid-in capital	50,552	15,788	9,469
Accumulated (deficit)	(180,510)	(173,448)	(167,655)

Total common stockholders' (deficit)	(129,957)	(157,659)	(158,185)

Total liabilities and common stockholders' (deficit)	$142,729	$89,575	$82,785

The accompanying notes are an integral part of these consolidated statements.

AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 28, 1998, DECEMBER 27, 1999,
DECEMBER 25, 2000, AND THE THIRTY-NINE
WEEKS ENDED SEPTEMBER 25, 2000 AND SEPTEMBER 24, 2001
(dollars in thousands)

	Year ended			Nine Months Ended
	December 28, 1998	December 27, 1999	December 25, 2000	September 25, 2000	September 24, 2001
				(unaudited)
REVENUES	$265,536	$263,561	$299,822	$226,567	$226,808

RESTAURANT COSTS:
Food and beverage	89,521	88,110	103,339	77,675	75,602
Payroll	74,912	75,114	82,818	60,715	64,923
Direct operating	63,260	63,033	69,721	52,852	53,830
Depreciation and amortization	10,115	9,396	9,554	7,352	6,478
GENERAL AND ADMINISTRATIVE EXPENSES	11,780	11,975	11,108	7,660	7,198
NON-CASH CHARGE FOR IMPAIRMENT OF LONG-LIVED ASSETS	149	459	—	—	—

Operating profit from continuing operations	15,799	15,474	23,282	20,313	18,777
INTEREST EXPENSE, net	20,269	19,450	19,036	14,322	12,801

Net income /(loss) before provision for income taxes	(4,470)	(3,976)	4,246	5,991	5,976
PROVISION FOR INCOME TAXES	67	70	185	211	183

Income/(Loss) from continuing operations	(4,537)	(4,046)	4,061	5,780	5,793
Income (Loss) from discontinued operations	(4,879)	(1,622)	3,474	3,474	—
EXTRAORDINARY GAIN/(LOSS) ON EXTINGUISHMENT OF DEBT FROM CONTINUING OPERATIONS	9,559	—	(473)	—	—

Net Income/(Loss)	$143	$(5,668)	$7,062	$9,254	$5,793

The accompanying notes are an integral part of these consolidated statements.

AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 28, 1998,
DECEMBER 27, 1999 AND DECEMBER 25, 2000
(dollars in thousands)

	Common Stock	Paid-in Capital	Accumulated Debt	Total
BALANCE, December 29, 1997	$1	$63,246	$(174,985)	$(111,738)
Net Income	—	—	143	143
Amortization of cost related to the issuance of preferred stock	—	(332)	—	(332)
Dividends payable, preferred stock	—	(3,648)	—	(3,648)
Non-cash distribution to parent	—	(3,600)	—	(3,600)

BALANCE, December 28, 1998	$1	$55,666	$(174,842)	$(119,175)

Net (Loss)	—	—	(5,668)	(5,668)
Amortization of cost related to the issuance of preferred stock	—	(399)	—	(399)
Dividends payable, preferred stock	—	(4,715)	—	(4,715)

BALANCE, December 27, 1999	$1	$50,552	$(180,510)	$(129,957)

Net Income	—	—	7,062	7,062
Net book value of assets and liabilities transferred in conjunction with Stock Sale	—	(26,788)	—	(26,788)
Amortization of cost related to the issuance of preferred stock	—	(399)	—	(399)
Dividends payable, preferred stock	—	(7,577)	—	(7,577)

BALANCE, December 25, 2000	$1	$15,788	$(173,448)	$(157,659)

The accompanying notes are an integral part of these consolidated statements.

AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 28, 1998, DECEMBER 27, 1999, DECEMBER 25, 2000,
AND THE THIRTY-NINE WEEKS ENDED SEPTEMBER 25, 2000 AND SEPTEMBER 24, 2001
(dollars in thousands)

	Year Ended			Nine Months Ended
	December 28, 1998	December 27, 1999	December 25, 2000	September 25, 2000	September 24, 2001
				(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash received from customers	$264,195	$263,562	$299,539	$226,054	$226,056
Cash paid to suppliers and employees	(271,512)	(229,650)	(260,096)	(204,032)	(212,900)
Interest paid, net	(20,729)	(19,473)	(19,823)	(19,020)	(16,936)
Income taxes, net	(67)	(71)	(312)	(211)	(183)

Net cash provided by/(used in) continuing operating activities	(28,113)	14,368	19,308	2,791	(3,963)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,896)	(6,248)	(7,872)	(6,438)	(1,876)
Net (increase) decrease in other assets	3,734	(2,619)	(1,221)	(606)	14
Proceeds(Loss) from disposition of assets	9	471	12	(12)	25

Net cash (used in) investing activities	(4,153)	(8,396)	(9,081)	(7,056)	(1,837)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received from Stock Sale	—	—	17,000	17,000	—
Payments on indebtedness	(163,116)	(15,376)	(16,275)	(264)	—
Borrowings on indebtedness	163,226	16,229	—	119	3,705
Net increase in deferred debt costs	(10,818)	(243)	—	—	—
Cost included in extraordinary gain on extinguishment of debt	(1,686)	—	—	—	—
Issuance of cumulative preferred stock	35,000	—	—	—	—
Cost related to issuance of cumulative preferred stock	(2,179)	—	—	—	—
Payment on insurance related financing	(7,450)	—	—	—	—
Payments on capital lease obligations	(682)	(637)	(637)	(472)	(520)

Net cash provided by/(used in) financing activities	12,295	(27)	88	16,383	3,185

NET INCREASE/(DECREASE) IN CASH FROM CONTINUING OPERATIONS	(19,971)	5,945	10,315	12,118	(2,615)
NET INCREASE/(DECREASE) IN CASH FROM DISCONTINUED OPERATIONS	23,163	(5,617)	(10,099)	(6,167)	(2,067)

CASH, at beginning of period	4,796	7,988	8,316	8,316	8,532

CASH, at end of period	$7,988	$8,316	$8,532	$14,267	$3,850

RECONCILIATION OF NET INCOME (LOSS) TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Net income (loss)from continuing operations after extraordinary items	$5,022	$(4,046)	$3,588	$5,780	$5,793
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Extraordinary (gain) loss on extinguishment of debt	(9,559)	—	473	—	—
Depreciation and amortization	10,115	9,396	9,554	7,352	6,478
Loss on disposition of assets	1,529	3,317	581	581	—
Impairment of assets	149	459		—	—
Amortization of deferred gain	(599)	(289)	(203)	(152)	(155)
Accretion on indebtedness	21	—	—	—	—
(Increase) decrease in current assets:
Accounts receivable, net	1,341	1	(283)	(173)	(752)
Inventories	25	89	(98)	(310)	(63)
Prepaid expenses	102	(834)	70	1,244	(1,718)
Increase (decrease) in current liabilities:
Accounts payable	(10,764)	2,193	1,566	(3,697)	(1,578)
Accrued liabilities	(16,929)	2,479	2,034	(2,783)	(5,201)
Accrued insurance	(1,528)	(513)	(136)	323	322
Accrued interest	(481)	(23)	(759)	(4,698)	(4,135)
Accrued payroll costs	(6,557)	2,139	2,921	(676)	(2,954)

Net cash provided by/(used in) continuing operating activities	$(28,113)	$14,368	$19,308	$2,791	$(3,963)

The accompanying notes are an integral part of these consolidated statements.

AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 28, 1998, DECEMBER 27, 1999, AND DECEMBER 25, 2000

1.    Background and Summary of Significant Accounting Policies

  a.
  Company

        American Restaurant Group, Inc. (the "Company"), a Delaware corporation, through its subsidiaries, operates middle-price full-service restaurants, primarily in California, the Pacific Northwest, and Arizona. The Company is a subsidiary of American Restaurant Group Holdings, Inc. ("Holdings"), also a Delaware corporation. At year-end 1998, 1999, and 2000, the Company and its subsidiaries, collectively referred to herein as the Company, operated 101, 102, and 105 restaurants, respectively, in its continuing segment.

  b.
  Operations

        The Company's operations are affected by local and regional economic conditions, including competition in the restaurant industry. Prior to the year ended December 25, 2000, the Company experienced recurring operating losses (before extraordinary gain (loss) on extinguishment of debt) after debt service. A recapitalization plan was consummated during 1998 (see Note 3, "Long-Term Debt"). This plan substantially eliminated debt principal payments until the year 2003.

        Management believes the recapitalization will also allow it to effect changes in its operations and has already implemented measures to reduce overhead costs. However, the Company does not expect to generate sufficient cash flows from operations in the future to fully pay the principal on long-term debt upon maturity in the year 2003 and, accordingly, it expects to refinance all or a portion of such debt, obtain new financing, or possibly sell assets.

  c.
  Sale of Stock to Spectrum Restaurant Group, Inc.

        The Company sold all of the outstanding stock of four wholly owned subsidiaries (Non-Black Angus Subsidiaries) to Spectrum Restaurant Group, Inc. (formerly known as NBACo, Inc.). There was no gain or loss recorded because of the related-party nature of the Stock Sale. The Company received $17.0 million in cash on June 28, 2000, and transferred certain assets and liabilities to Spectrum Restaurant Group, Inc. Concurrent with the sale, advances between the Company and the Non-Black Angus Subsidiaries were eliminated. Paid-in capital of $26.8 million was charged as a result of the sale. The Company retained the assets and liabilities associated with certain closed restaurants as well as certain liabilities, estimated on June 26, 2000 at $12.6 million, associated with the operating restaurants that were sold. The amount of estimated liabilities remaining at December 25, 2000 was approximately $2.9 million.

        The Company is currently working to settle these liabilities. Any adjustments to the recorded balance will be recognized when the amount becomes known, however management does not believe that such amounts, is any, will be material to the Company's financial position or results of operations.

  d.
  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  e.
  Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  f.
  Inventories and Prepaid Expenses

        Inventories consist primarily of food, beverages, and supplies and are valued at the lower of cost (first-in, first-out method) or market value.

  g.
  Advertising Costs

        Advertising costs are accrued as a percentage of sales and expensed during the year. At year end, production costs for advertisements, which have not been aired, are included in prepaid expenses. Prepaid advertising costs of $1,196,000 and $1,022,000 were included in prepaid expenses at December 27, 1999 and December 25, 2000, respectively. Advertising expenses included in net income (loss) were $13,983,000, $13,515,000, and $16,134,000 in fiscal years 1998, 1999, and 2000, respectively.

  h.
  Property and Equipment

        Property and equipment is carried at the lower of cost or, if impaired, at the estimated fair value of the assets. The Company provides for depreciation and amortization based upon the estimated useful lives of depreciable assets using the straight-line method. Estimated useful lives are as follows:

Land improvements	20 years
Buildings	30 to 35 years
Leasehold improvements	Life of lease
Fixtures and equipment	3 to 10 years
Property held under capital leases	Life of lease

        When a restaurant is opened, the initial purchase of expendable equipment, such as china, glassware, and silverware, is recorded as an asset and is not depreciated; however, all replacements are expensed.

        Substantially all of the Company's assets, including property and equipment, are pledged as collateral on the senior debt of the Company.

  i.
  Interest Costs

        Interest costs incurred during the construction period of restaurants are capitalized. The Company capitalized approximately $68,000 and $44,000 for the years ended 1998 and 1999, respectively. There were no interest costs capitalized in 2000.

  j.
  Other Assets

        Other assets include intangible assets, leasehold interests, franchise rights, liquor licenses, and cost in excess of net assets acquired. These costs are amortized using the straight-line method over the periods estimated to be benefited, not greater than 40 years.

        Deferred debt costs are amortized using the effective interest method over the related debt term.

        Estimated useful lives are as follows:

Intangible assets	3 to 40 years
Deferred debt costs	Term of debt
Leasehold interests	Life of lease
Franchise rights	35 years
Liquor licenses	40 years
Cost in excess of net assets acquired	40 years

        The following table details the components of intangible assets included in the accompanying consolidated balance sheets (in thousands):

	December 27, 1999	December 25, 2000
Assembled workforce	$2,986	$2,986
Going Concern	1,928	1,928
Trademarks/service marks	1,794	1,794
Acquisition costs	696	696
Other	264	41

Total	$7,668	$7,445

        As of December 27, 1999 and December 25, 2000, no indicators of impairment exist.

  k.
  Insurance

        The Company self-insures certain risks up to varying limits including medical, workers' compensation, property and general liability. Deductible and self-insured limits have varied historically, ranging from $0 to $350,000 per incident depending on the type of risk. The policy deductibles are $100,000 for its annual medical and dental benefits per person. Reserves for losses are established based upon currently estimated obligations for the claim over time and the deductible or self-insured retention in place at the time of the loss.

  l.
  Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash, accounts receivable and payable, and debt instruments. The carrying values of all financial instruments, other than debt instruments, are representative of their fair value due to their short-term maturity. The fair value of the Company's long-term debt instruments is estimated based on the current rates offered to the Company.

  m.
  Accounting Period

        The Company's fiscal year ends on the last Monday in December.

  n.
  Earnings per Share

        Earnings per share information has not been presented because there is no market for the Company's common stock.

  o.
  Reclassifications

        Certain prior year accounts have been reclassified to conform with the current year presentation.

  p.
  New Accounting Pronouncements

        In June, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. These new standards are effective for fiscal years beginning after December 15, 2001. Under the new standards, goodwill will no longer be amortized, but will be subject to an annual impairment test. The standards also promulgate, among other things, new requirements for accounting for other intangible assets. The impact of these new standards on the Company's financial position and results of operations has not yet been determined, but is not believed to be material.

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FASB Statement No. 144 retains FASB Statement No. 121's Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, fundamental provisions for the: (1) recognition and measurement of impairment of long-lived assets to be held and used; and (2) measurement of long-lived assets to be disposed of by sale. The Company does not believe that FASB Statement No. 144 will have a material impact on its financial position or results of operations. Statement No. 144 is effective for fiscal years beginning after December 15, 2001.

2.    Lease Obligations

        The Company leases certain of its operating facilities under terms ranging up to 40 years. These leases are classified as both operating and capital leases. Certain of the leases contain provisions calling for rentals based on sales or other provisions obligating the Company to pay related property taxes and certain other expenses.

        The following is a summary of property held under capital leases and included in the accompanying consolidated balance sheets (in thousands):

	December 27, 1999	December 25, 2000
Property	$7,480	$7,480
Less—Accumulated depreciation	5,720	6,071

	$1,760	$1,409

        The following represents the minimum lease payments remaining under noncancelable operating leases and capitalized leases as of December 25, 2000 (in thousands):

Fiscal Years Ending	Operating Leases	Capitalized Leases
2001	$16,504	$1,070
2002	15,107	1,070
2003	14,757	830
2004	13,778	263
2005	12,168	232
Thereafter	168,018	1,347

Total minimum lease payments	$240,332	4,812

Less—Imputed interest (8.75% to 15.5%)		1,511
Present value of minimum lease payments		3,301

Less—Current portion		713

Long-term portion		$2,588

        Rental expense was $15,216,000, $15,460,000, and $16,650,000 during 1998, 1999, and 2000, respectively.

3.    Long-Term Debt

        Long-term debt is summarized as follows (in thousands):

	December 27, 1999	December 25, 2000
Senior secured notes, interest only due semi-annually beginning August 15, 1998 at 11.5%, principal due February 15, 2003	$158,600	$142,600
Other	2,174	1,898

	160,774	144,498
Less—Current portion	477	432

Long-term portion	$160,297	$144,066

        Maturities of the remaining long-term debt during each of the five fiscal years subsequent to year end 2000 are $432,000, $335,000, $142,627,000, $30,000, and $1,074,000 thereafter.

        In February 1998, the Company completed a recapitalization plan (the "Recapitalization Plan") that included, among other things, the issuance by the Company of $155,000,000 of Notes due 2003.

        In conjunction with the Recapitalization Plan, the Company issued an additional $3,600,000 principal amount of Notes to holders of certain Holdings debt and recorded such issuance as a non-cash distribution. There was an extraordinary gain recorded in 1998 of 9,559,000 as a result of this transaction.

        As part of the Recapitalization Plan, the Company concurrently (a) redeemed at par senior secured notes of $126,381,000 together with interest thereon and repaid certain other interest-bearing short-term liabilities, (b) repurchased its existing 10.25% subordinated notes at 65% of the par amount of $45,000,000 together with interest thereon, and canceled the related warrants to purchase common stock of Holdings, and (c) established a $15,000,000 revolving credit facility to include letters of credit. A quarterly fee of 0.5% per annum is payable on the unused portion of the letter of credit facility and a quarterly fee of 2.5% per annum is payable on outstanding letters of credit.

        On June 28, 2000, the Company amended the terms of the Credit Facility to reduce the aggregate commitment of the lenders from $15,000,000 to $12,000,000, to reduce the amount available for issuance of letters of credit from $10,000,000 to $7,000,000, and to extend the maturity date from February 25, 2001 to June 30, 2002.

        At year end 1999 and 2000, the Company had outstanding letters of credit primarily related to its self-insurance programs of approximately $3,597,000 and $5,500,000, respectively.

        The revolving credit facility contains certain covenants, the most restrictive of which requires the Company to maintain a certain ratio of cash flows to total debt. As of December 25, 2000, the Company was in compliance with all financial covenants. The Company made a prepayment of principal of $16 million in December 2000, and recorded an extraordinary loss of $473,000 to write-off the related unamortized deferred financing costs.

        Substantially all assets of the Company are pledged to its senior lenders. In addition, the direct subsidiaries guaranteed the indebtedness owed by the Company and such guarantees are secured by substantially all of the assets of the subsidiaries. In connection with such indebtedness, contingent and mandatory prepayments may be required under certain specified conditions and events. There are no compensating balance requirements.

        Management believes the fair value of the debt approximates its carrying value.

AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 28, 1998, DECEMBER 27, 1999, AND DECEMBER 25, 2000

4. Income Taxes

        The Company's state income-tax provision, all of which was current, was $67,000, $70,000, and $185,000 in 1998, 1999, and 2000, respectively. No provision for federal income taxes was required in any year.

        The income tax effects of temporary differences that give rise to significant portions of the Company's deferred income tax assets and liabilities are as follows (in thousands):

	Year Ended
	December 27, 1999	December 25, 2000
Deferred income tax asset:
Reserves and other accrued expenses not currently deductible for tax purposes	$4,221	$3,358
Long-lived asset impairment not recognized on tax return	2,813	2,813
Tax gain on sale/leaseback transactions, net	3,097	2,978
Discontinued Operations	2,514
Net operating loss carryforward
From continuing operations	38,756	39,043
From discontinued operations	14,991	0

Deferred income-tax asset	66,392	48,192

Deferred income tax liability:
Tax depreciation greater than depreciation for financial reporting purposes	(6,927)	(6,789)
Costs capitalized for financial reporting purposes and expensed on tax return	(4,172)	(4,087)
Other, net
From continuing operations	(597)	(350)

Deferred income-tax liability	(11,696)	(11,226)

Deferred asset, net of deferred liability	54,696	36,966
Valuation allowance	(54,696)	(36,966)

Net deferred income-tax asset	$—	$—

        The Company fully reserves its net deferred tax assets because of its history of operating losses.

        The effective tax rate differs from the federal statutory rate of 34 percent as a result of the following items (in thousands):

	Year Ended
	December 28, 1998	December 27, 1999	December 25, 2000
Federal income-tax provision (benefit) at statutory rates	$49	$(1,903)	$2,655
State income-tax provision for which no federal benefit was recorded	44	1	464
Losses for which no federal benefit was recorded	3,792	1,195	—
Nondeductible items, principally intangible amortization	964	777	159
Benefit of net operating loss carryforward	—	—	(3,093)
Cancellation of debt income	(4,782)	—	—

Provision for income taxes	$67	$70	$185

Provision for income taxes attributable to discontinued operations	$21	$20	$59

        At December 25, 2000, the Company had available net operating loss carryforwards for federal income-tax purposes of $96,619,000 expiring in 2003 to 2020, and federal general business credit carryforwards of $6,192,000, expiring in 2009 to 2019.

5. Commitments and Contingencies

        The Company is obligated under an employment agreement with an officer. The obligation under the agreement is $500,000, provides for periodic increases, and expires in 2001 unless extended.

        The Company has been named as defendant in various lawsuits. Management's opinion is that the outcome of such litigation will not materially affect the Company's financial position or results of operations.

6. Cumulative Preferred Stock, Mandatorily Redeemable

        As part of the Recapitalization Plan in February, 1998, the Company issued 35,000 preferred stock units (the "Units") of the Company. Each Unit consists of $1,000 initial liquidation preference of 12% senior pay-in-kind exchangeable preferred stock and one common-stock purchase warrant initially to purchase 2.66143 shares of the common stock at an initial exercise price of one cent per share. The Company's cumulative preferred stock is mandatorily redeemable on August 15, 2003, for cash at a price per share equal to 110% of the then applicable liquidation preference.

        A stock dividend of 2,499 shares was paid on February 15, 2000. In the second quarter of 2000, the Company agreed to an interpretation of the financial covenants used to determine the dividend rate. The result was an increase in the dividend rate from 12% to 15% and additional dividends issued on August 15th of 2,503 shares (relating to holders at August 1999 and February 2000). Stock dividends of 5,872 (including the adjustment) and 3,618 shares were made on August 15, 2000 and February 15, 2001, respectively. There were 50,953 shares outstanding at December 25, 2000.

7. Common Stock

        As of December 29, 1997, all of the Company's common stock was owned by American Restaurant Group Holdings, Inc., Anwar S. Soliman, and Management Shareholders. They also own all outstanding shares of Holdings common stock other than shares of Holdings common stock issued to holders of the debenture units and rights to acquire shares of Holdings common stock issuable upon exercise of options and warrants.

        In conjunction with the Recapitalization Plan, the Company issued shares of common stock to certain members of the Company's management (the "Management Stockholders") in an aggregate amount equal to 15% of the common stock on a fully diluted basis. Such Management Stockholders have entered into a voting trust agreement with Anwar Soliman to exercise all voting and substantially all other rights to which such Management Shareholders would otherwise be entitled until August 15, 2005, or the earlier termination of the agreement. The Management Shareholders also entered into a shareholders' agreement with the remaining Company shareholders, which provides that the parties will agree to vote all of their shares of the Company's equity securities so that the Board of Directors of the Company consists of five directors, with two directors designated by TCW Investors, two by the Management Shareholders, with the remaining director being an independent director initially designated by the initial purchaser of the Notes.

8. Savings Plan

        The American Restaurant Group Savings and Investment Plan (the "Savings Plan") is a 401(k) plan established for the benefit of employees who satisfy certain requirements. These requirements include completion of one year of service with a minimum of 1,000 hours worked. Subject to applicable limits imposed on tax-qualified plans, eligible employees may elect pre-tax contributions up to 20.0% of a participant's total earnings for a calendar year (but not in excess of $10,500 for 2000). The Company makes matching contributions to the Savings Plan equal to 25% of the participant's contributions up to 6% of the participant's earnings. During fiscal 1998, 1999, and 2000, the Company contributed approximately $174,000, $225,000, and $206,000 to the Savings Plan, respectively. At December 25, 2000, there were approximately 3,900 employees eligible, 1,100 participants, and 600 contributors to the plan.

9. Subsequent Event (unaudited)

        The Company will recognize a charge of approximately $5.5 million in its results of operations for the fourteen weeks ended December 31, 2001. Under GAAP the Company must immediately expense a portion of its transaction costs deemed to be associated with an exchange of debt instruments that are substantially the same. The exchange of Series B Notes for Series C Notes is deemed to be such a transaction. The Company incurred additional costs associated with the issuance of the New Notes which have been capitalized and will be amortized over the term of the New Notes.

AMERICAN RESTAURANT GROUP, INC.

PROSPECTUS January 24, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses payable by the Company in connection with the issuance and distribution of the Notes and in connection with the offering described in this Registration Statement are as follows:

Registration Fee	$8,100
Legal fees and expenses	111,161
Accounting fees and expenses	35,571
Printing and duplicating expenses	57,140
Miscellaneous expenses	1,824,595

Total	$2,036,567

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides in relevant part that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        Article IV of the by-laws of the Company provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the GCL.

        Section 102(b)(7) of the GCL provides that a Delaware corporation may eliminate or limit the personal liability of a director to a Delaware corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL relating to the unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

        Article 7 of the Certificate of Incorporation of the Company provides for the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the GCL.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        On October 31, 2001, we privately placed, under Rule 144A and Regulation S of the Securities Act, $30 million aggregate principal amount of 11 1/2% Senior Secured Notes due 2006, yielding net proceeds to the Company of approximately $3.1 million, after deducting estimated expenses and commissions. The proceeds were used to refinance existing indebtedness, to pay the accrued and unpaid interest with respect to the Existing Notes and for general corporate purposes. Jefferies & Company, Inc. was the initial purchaser of these securities. On October 1, 2001, we commenced an offer to exchange all of our outstanding Old Notes for up to $131.7 million aggregate principal amount of 11 1/2% Senior Secured Notes due 2006. The notes include registration rights such that the registrant is required to exchange the notes for a new issue of notes registered under the Securities Act of 1933 and are to be declared effective no later than 150 days after the issue date.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
1.1	Purchase Agreement dated as of September 28, 2001 by and between the Company and Jefferies & Company, Inc.*******
2.1	Purchase Agreement dated as of September 11, 1996 by and between ARG Property Management Corporation and ARG Enterprises, Inc. and ARG Properties I, LLC.***
2.2	Master lease dated September 11, 1996 between ARG Properties I, LLC, as Landlord and ARG Enterprises, Inc. as Tenant.***
2.3	Lease #06152 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Bloomington, Minnesota.***
2.4	Lease #06153 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Fridley, Minnesota.***
2.5	Lease #06154 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Minnetonka, Minnesota.***
2.6	Lease #06155 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Roseville, Minnesota.***
2.7	Not Applicable.
2.8	Guaranty of Lease dated September 11, 1996 by ARG Enterprises, Inc. as Tenant to ARG Properties I, LLC as Landlord.***
2.9	A Guaranty of Lease dated September 11, 1996 by ARG Enterprises, Inc. as Tenant to Captec Net Lease Realty, Inc. as Landlord for each of four Minnesota restaurants.***
2.10	Not Applicable.
2.11	Stock Purchase Agreement, dated as of May 9, 2000 between the Company and NBACo, Inc.******
2.12	Amendment No. 1, dated as of June 26, 2000, to Stock Purchase Agreement, dated as of May 9, 2000, between the Company and NBACo, Inc.******
3.1	Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on July 23, 1991.*
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on March 21, 1992.*

3.3	Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on February 23, 1998.****
3.3A
Amendment to Certificate of the Designation of the Powers, Preferences and relative, Participating, Optional and Other Special Rights of the 12% Series A Senior Pay-In-Kind Exchangeable Preferred stock and the 12% Series B Senior Pay-In-Kind Exchangeable Preferred Stock and Qualifications, Limitations or Restrictions Thereof of the Company filed with the Secretary of State of Delaware on October 31, 2001.*******
3.4	By-Laws of the Company.*
3.5	Restated Articles of Incorporation of ARG Enterprises, Inc. filed with the Secretary of State of California on May 3, 1988.*******
3.6	Bylaws of ARG Enterprises, Inc.*******
3.7	Restated Articles of Incorporation of ARG Property Management Corporation filed with the Secretary of State of California on May 3, 1988.*******
3.8	Bylaws of ARG Property Management Corporation.*******
3.9	Certificate of Incorporation of ARG Terra, Inc. filed with the Secretary of State of Delaware on June 20, 2000.*******
3.10	Bylaws of ARG Terra, Inc.*******
4.1	Indenture dated as of February 25, 1998 between the Company and U.S. Trust Company of California, N.A., as Trustee (including specimen certificate of 11.5% Senior Secured Note due 2003).****
4.2	Warrant Agreement dated as of February 25, 1998 between the Company and U.S. Trust Company of California, N.A., as warrant agent (including specimen certificate of warrant).****
4.3	Registration Rights Agreement dated as of February 25, 1998 between the Company and Jefferies & Company, Inc.****
4.4	Securityholders' and Registration Right Agreement dated as of February 25, 1998 between the Company and Jefferies & Company, Inc., as purchaser.****
4.5	Management Registration Right Agreement dated as of February 28, 1998 between the Company and the Management Stockholders.****
4.6	Certificate of Designation filed with the Secretary of State of Delaware on February 24, 1998.****
4.7	Certificate of Correction to the Certificate of Designation filed with the Secretary of State of Delaware on February 25, 1998.****
4.8	Not Applicable.
4.9
First Supplemental Indenture, dated as June 28, 2000, to Indenture, dated as of February 25, 1998, between the Company and U.S. Trust Company, National Association (formerly known as U.S. Trust Company of California, N.A.).******
4.10
Second Supplemental Indenture, dated as of October 31, 2001, to Indenture, dated as of February 25, 1998, between the Company and BNY Western Trust Company (successor in interest to U.S. Trust Company, National Association, formerly known as U.S. Trust Company of California, N.A.).*******

4.11	Registration Rights Agreement dated as of October 31, 2001 between the Company and Jefferies & Company, Inc.*******
5	Opinion of Milbank, Tweed, Hadley & McCloy LLP.********
10.1	Amended and Restated Employment Agreement dated as of December 14, 1993 between the Company and Ralph S. Roberts.**
10.2
Loan Agreement dated as of December 17, 2001 between Foothill Capital Corporation, as lender and the Company, ARG Enterprises, Inc., ARG Property Management Corporation and ARG Terra, Inc., as borrowers.*******
10.3
Second Amended and Restated Intercreditor and Collateral Agency Agreement dated as of December 17, 2001 between BNY Western Trust Company, as collateral agent and as trustee, the Company, ARG Enterprises, Inc., ARG Property Management Corporation and ARG Terra, Inc., as borrowers, and Foothill Capital Corporation, as lender.*******
12	Statement setting forth Computation of Ratio of Earnings to Fixed Charges.*******
21	Subsidiaries of the Company.**
23.1	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5 hereto).
23.2	Consent of Independent Public Accountants.********
24.1	Power of Attorney (American Restaurant Group, Inc.)*******
24.2	Power of Attorney (ARG Enterprises, Inc., ARG Property Management Corporation, ARG Terra, Inc.) (contained on the signature page to this registration statement).
25	Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of United States Trust Company of New York.*******

*	Incorporated by reference to the Registrant's Registration Statement No. 33-48183 on Form S-4 filed with the Securities and Exchange Commission on May 28, 1992 as amended with Amendment No. 1 filed on September 11, 1992.
**	Incorporated by reference to the Registrant's Registration Statement No. 33-74010 on Form S-4 filed with the Securities and Exchange Commission on January 12, 1994.
***	Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 13, 1996 filed with the Securities and Exchange Commission on September 30, 1996.
****	Incorporated by reference to the Registrant's Annual Report on Form 10-K dated December 29, 1997 filed with the Securities and Exchange Commission on March 30, 1998.
*****	Incorporated by reference to the Registrant's Registration Statement No. 333-55861 on Amendment No. 1 to Form S-4 filed with the Securities and Exchange Commission on July 29, 1998.
******	Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 28, 2000 and filed with the Securities and Exchange Commission on July 12, 2000.
*******	Incorporated by reference to the Registrant's Registration Statement No. 333-76442 to Form S-4 filed with the Securities and Exchange Commission on January , 2002.
********	Incorporated by reference to the Registrant's Registration Statement No. 333-76434 to Form S-1 filed with the Securities and Exchange Commission on January 8, 2002.

ITEM 17.    UNDERTAKINGS

        A.    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  B.
  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements to file Amendment No. 1 to Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Altos, State of California on the 17th day of January 2002.

AMERICAN RESTAURANT GROUP, INC.
By:	/s/ PATRICK J. KELVIE Patrick J. Kelvie Vice President, Treasurer, Secretary and General Counsel
ARG ENTERPRISES, INC.
By:	/s/ PATRICK J. KELVIE Patrick J. Kelvie Vice President, Treasurer and Secretary
ARG PROPERTY MANAGEMENT CORPORATION
By:	/s/ PATRICK J. KELVIE Patrick J. Kelvie Vice President, Treasurer and Secretary
ARG TERRA, INC.
By:	/s/ PATRICK J. KELVIE Patrick J. Kelvie Vice President, Treasurer and Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

AMERICAN RESTAURANT GROUP, INC.

Signature	Title	Date

/s/ GEORGE G. GOLLEHER* George G. Golleher	Chairman of the Board and Director	January 17, 2002
/s/ RALPH S. ROBERTS* Ralph S. Roberts	Chief Executive Officer, President and Director (principal executive officer and director)	January 17, 2002

/s/ PATRICK J. KELVIE* Patrick J. Kelvie	Vice President, Treasurer, Secretary and General Counsel (principal financial officer)	January 17, 2002
/s/ SHERRI A. CARROLL* Sherri A. Carroll	Controller	January 17, 2002
/s/ ANWAR S. SOLIMAN* Anwar S. Soliman	Director	January 17, 2002
/s/ ROBERT D. BEYER* Robert D. Beyer	Director	January 17, 2002
/s/ M. BRENT STEVENS* M. Brent Stevens	Director	January 17, 2002
*By:/s/ PATRICK J. KELVIE Patrick J. Kelvie Attorney-in-fact

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Patrick J. Kelvie his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the Company to be filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents, and other documents, as may be necessary or expedient to register securities of the Company for sale, granting unto said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

        This Registration Statement and Power of Attorney, pursuant to the requirement of the Securities Act of 1933, as amended, have been signed below by the following persons in the capacities and on the dates indicated.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

ARG ENTERPRISES, INC.

Signature	Title	Date

/s/ RALPH S. ROBERTS Ralph S. Roberts	Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer (principal executive officer and director)	January 17, 2002
/s/ PATRICK J. KELVIE Patrick J. Kelvie	Vice President, Treasurer and Secretary (principal financial officer and director)	January 17, 2002

ARG PROPERTY MANAGEMENT CORPORATION

Signature	Title	Date

/s/ RALPH S. ROBERTS Ralph S. Roberts	Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer (principal executive officer and director)	January 17, 2002
/s/ PATRICK J. KELVIE Patrick J. Kelvie	Vice President, Treasurer and Secretary (principal financial officer and director)	January 17, 2002

ARG TERRA, INC.

Signature	Title	Date

/s/ RALPH S. ROBERTS Ralph S. Roberts	Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer (principal executive officer and director)	January 17, 2002
/s/ PATRICK J. KELVIE Patrick J. Kelvie	Vice President, Treasurer and Secretary (principal financial officer and director)	January 17, 2002

EXHIBIT INDEX

Exhibit No.	Description
1.1	Purchase Agreement dated as of September 28, 2001 by and between the Company and Jefferies & Company, Inc.*******
2.1	Purchase Agreement dated as of September 11, 1996 by and between ARG Property Management Corporation and ARG Enterprises, Inc. and ARG Properties I, LLC.***
2.2	Master lease dated September 11, 1996 between ARG Properties I, LLC, as Landlord and ARG Enterprises, Inc. as Tenant.***
2.3	Lease #06152 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Bloomington, Minnesota.***
2.4	Lease #06153 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Fridley, Minnesota.***
2.5	Lease #06154 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Minnetonka, Minnesota.***
2.6	Lease #06155 dated September 11, 1996 between Captec Net Lease Realty, Inc. and ARG Enterprises, Inc. as Tenant for Roseville, Minnesota.***
2.7	Not Applicable.
2.8	Guaranty of Lease dated September 11, 1996 by ARG Enterprises, Inc. as Tenant to ARG Properties I, LLC as Landlord.***
2.9	A Guaranty of Lease dated September 11, 1996 by ARG Enterprises, Inc. as Tenant to Captec Net Lease Realty, Inc. as Landlord for each of four Minnesota restaurants.***
2.10	Not Applicable.
2.11	Stock Purchase Agreement, dated as of May 9, 2000 between the Company and NBACo, Inc.******
2.12	Amendment No. 1, dated as of June 26, 2000, to Stock Purchase Agreement, dated as of May 9, 2000, between the Company and NBACo, Inc.******
3.1	Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on July 23, 1991.*
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on March 21, 1992.*
3.3	Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on February 23, 1998.****
3.3A
Amendment to Certificate of the Designation of the Powers, Preferences and relative, Participating, Optional and Other Special Rights of the 12% Series A Senior Pay-In-Kind Exchangeable Preferred stock and the 12% Series B Senior Pay-In-Kind Exchangeable Preferred Stock and Qualifications, Limitations or Restrictions Thereof of the Company filed with the Secretary of State of Delaware on October 31, 2001.*******
3.4	By-Laws of the Company.*
3.5	Restated Articles of Incorporation of ARG Enterprises, Inc. filed with the Secretary of State of California on May 3, 1988.*******
3.6	Bylaws of ARG Enterprises, Inc.*******

3.7	Restated Articles of Incorporation of ARG Property Management Corporation filed with the Secretary of State of California on May 3, 1988.*******
3.8	Bylaws of ARG Property Management Corporation.*******
3.9	Certificate of Incorporation of ARG Terra, Inc. filed with the Secretary of State of Delaware on June 20, 2000.*******
3.10	Bylaws of ARG Terra, Inc.*******
4.1	Indenture dated as of February 25, 1998 between the Company and U.S. Trust Company of California, N.A., as Trustee (including specimen certificate of 11.5% Senior Secured Note due 2003).****
4.2	Warrant Agreement dated as of February 25, 1998 between the Company and U.S. Trust Company of California, N.A., as warrant agent (including specimen certificate of warrant).****
4.3	Registration Rights Agreement dated as of February 25, 1998 between the Company and Jefferies & Company, Inc.****
4.4	Securityholders' and Registration Right Agreement dated as of February 25, 1998 between the Company and Jefferies & Company, Inc., as purchaser.****
4.5	Management Registration Right Agreement dated as of February 28, 1998 between the Company and the Management Stockholders.****
4.6	Certificate of Designation filed with the Secretary of State of Delaware on February 24, 1998.****
4.7	Certificate of Correction to the Certificate of Designation filed with the Secretary of State of Delaware on February 25, 1998.****
4.8	Not Applicable.
4.9
First Supplemental Indenture, dated as June 28, 2000, to Indenture, dated as of February 25, 1998, between the Company and U.S. Trust Company, National Association (formerly known as U.S. Trust Company of California, N.A.).******
4.10
Second Supplemental Indenture, dated as of October 31, 2001, to Indenture, dated as of February 25, 1998, between the Company and BNY Western Trust Company (successor in interest to U.S. Trust Company, National Association, formerly known as U.S. Trust Company of California, N.A.).*******
4.11	Registration Rights Agreement dated as of October 31, 2001 between the Company and Jefferies & Company, Inc.*******
5	Opinion of Milbank, Tweed, Hadley & McCloy LLP.********
10.1	Amended and Restated Employment Agreement dated as of December 14, 1993 between the Company and Ralph S. Roberts.**
10.2
Loan Agreement dated as of December 17, 2001 between Foothill Capital Corporation, as lender and the Company, ARG Enterprises, Inc., ARG Property Management Corporation and ARG Terra, Inc., as borrowers.*******
10.3
Second Amended and Restated Intercreditor and Collateral Agency Agreement dated as of December 17, 2001 between BNY Western Trust Company, as collateral agent and as trustee, the Company, ARG Enterprises, Inc., ARG Property Management Corporation and ARG Terra, Inc., as borrowers, and Foothill Capital Corporation, as lender.*******
12	Statement setting forth Computation of Ratio of Earnings to Fixed Charges.*******

21	Subsidiaries of the Company.**
23.1	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5 hereto).
23.2	Consent of Independent Public Accountants.********
24.1	Power of Attorney (American Restaurant Group, Inc.)*******
24.2	Power of Attorney (ARG Enterprises, Inc., ARG Property Management Corporation, ARG Terra, Inc.) (contained on the signature page to this registration statement).
25	Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of United States Trust Company of New York.*******

*	Incorporated by reference to the Registrant's Registration Statement No. 33-48183 on Form S-4 filed with the Securities and Exchange Commission on May 28, 1992 as amended with Amendment No. 1 filed on September 11, 1992.
**	Incorporated by reference to the Registrant's Registration Statement No. 33-74010 on Form S-4 filed with the Securities and Exchange Commission on January 12, 1994.
***	Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 13, 1996 filed with the Securities and Exchange Commission on September 30, 1996.
****	Incorporated by reference to the Registrant's Annual Report on Form 10-K dated December 29, 1997 filed with the Securities and Exchange Commission on March 30, 1998.
*****	Incorporated by reference to the Registrant's Registration Statement No. 333-55861 on Amendment No. 1 to Form S-4 filed with the Securities and Exchange Commission on July 29, 1998.
******	Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 28, 2000 and filed with the Securities and Exchange Commission on July 12, 2000.
*******	Incorporated by reference to the Registrant's Registration Statement No. 333-76442 to Form S-4 filed with the Securities and Exchange Commission on January 8, 2002.
********	Incorporated by reference to the Registrant's Registration Statement No. 333-76434 to Form S-1 filed with the Securities and Exchange Commission on January 8, 2002.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
THE COMPANY
The Offering
Risk Factors
Summary Historical and Pro Forma Financial and Operating Data
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CAPITALIZATION
SELLING SECURITYHOLDERS
SELECTED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 27, 1999, DECEMBER 25, 2000 AND SEPTEMBER 24, 2001 (dollars in thousands)
AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 28, 1998, DECEMBER 27, 1999, DECEMBER 25, 2000, AND THE THIRTY-NINE WEEKS ENDED SEPTEMBER 25, 2000 AND SEPTEMBER 24, 2001 (dollars in thousands)
AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 28, 1998, DECEMBER 27, 1999 AND DECEMBER 25, 2000 (dollars in thousands)
AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 28, 1998, DECEMBER 27, 1999, DECEMBER 25, 2000, AND THE THIRTY-NINE WEEKS ENDED SEPTEMBER 25, 2000 AND SEPTEMBER 24, 2001 (dollars in thousands)
AMERICAN RESTAURANT GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 28, 1998, DECEMBER 27, 1999, AND DECEMBER 25, 2000
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX